UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.     )

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Concho Resources Inc.
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NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS

April 5, 2017

Concho Resources Inc.

One Concho Center

600 West Illinois Avenue

Midland, Texas 79701

To the Stockholders of Concho Resources Inc.:

The 2017 Annual Meeting of Stockholders (the “Annual Meeting”) of Concho Resources Inc. (the “Company”) will be held at the Petroleum Club of Midland, 501 West Wall Avenue, Midland, Texas 79701, on Wednesday, May 17, 2017, at 10:00 a.m. Central Time to:

(1)	Elect three Class I directors, each for a term of three years;

(2)	Ratify the Audit Committee of the Board of Directors’ selection of Grant Thornton LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2017;

(3)	Consider an advisory vote to approve the compensation of the Company’s named executive officers as disclosed in the proxy statement;

(4)	Consider an advisory vote on the frequency of the advisory vote on the compensation of the Company’s named executive officers; and

(5)	Transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

If you were a stockholder as of the close of business on March 20, 2017, you are entitled to vote at the Annual Meeting and at any adjournment thereof.

Instead of mailing a printed copy of the proxy materials, including the Company’s 2016 Annual Report, to each stockholder of record, the Company is providing access to these materials via the Internet. This reduces the amount of paper necessary to produce these materials, as well as the costs associated with mailing these materials to all stockholders. Accordingly, on or about April 5, 2017, the Company mailed the Notice of Internet Availability of Proxy Materials (the “Notice”) to all stockholders of record as of March 20, 2017 and posted its proxy materials on the Web site referenced in the Notice. As more fully described in the Notice, all stockholders may choose to access the proxy materials on the Web site referred to in the Notice or may request a printed set of the proxy materials. The Notice and Web site provide information regarding how you may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

If you previously elected to receive a printed copy of the materials, the Company has enclosed a copy of its 2016 Annual Report to Stockholders with this notice and proxy statement.

Your vote is important. Please vote your proxy promptly so your shares can be represented, even if you plan to attend the Annual Meeting. You can vote by Internet or by telephone by using the voting procedures described in the Notice, or by requesting a printed copy of the proxy materials (including the proxy card), and completing, signing and returning the enclosed proxy card by mail.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 17, 2017. The Notice of Annual Meeting of Stockholders, Proxy Statement and 2016 Annual Report are available on the Internet at http://www.astproxyportal.com/ast/15517.

By Order of the Board of Directors,

Travis L. Counts

Vice President and General Counsel

Midland, Texas

April 5, 2017

2017 PROXY STATEMENT SUMMARY

Performance

Crude oil prices were volatile in 2016, dipping to a twelve-year low at the start of the year. Amid the volatility, fiscal year 2016 was an exceptional year for the Company, and its operational and financial results highlight the strength of the Company’s business and relentless focus on enhancing capital efficiencies. During 2016, the Company continued to increase value for stockholders by driving down cash costs while simultaneously exceeding its production growth expectations due to drilling efficiencies, completion optimization and strategic acquisitions. The Company also demonstrated exceptional capital discipline and prudent liability management. Since the second half of 2015, cash flow from operating activities exceeded the Company’s core capital expenditure program. This capital discipline and the monetization of non-core assets enabled the Company to retire a series of bonds, which reduced absolute debt by $600 million year-over-year. In addition, the Company refinanced a series of bonds at a rate of 2.125% lower than the bonds the Company called, which together with the $600 million debt retirement, combined to eliminate over $50 million of annual interest expense and structurally improved the Company’s cash margin.

Performance Metrics Link to Growth Strategy

The Company’s 2016 short-term and long-term incentive compensation metrics are aligned with the key elements of its strategy to grow stockholder value.

Delivering on Near-Term Objectives, Focusing on Long-Term Value Creation:

Short-Term Incentive Metrics	Long-Term Incentive Metrics
• Production growth • Core capital expenditures • Direct lease operating expense • Cash general and administrative expense • Absolute stock performance	• Time-based long-term awards • Performance-based long-term awards linked to three-year stock performance versus the Company’s peers as well as the Company’s own absolute annualized stock performance

Governance Highlights

Corporate governance is an important responsibility at the Company, and the Company’s governance policies and structure provide a strong framework for operating more effectively and mitigating risk. They help provide assurance that the Company is ethical and transparent across all of its business endeavors.

Board Independence	• Seven out of nine directors are independent • The Chairman, CEO and President is the only management director
Board Composition

•    The Board regularly assesses its performance through Board and committee self-evaluations

•    The Board considers the diversity of, and optimal enhancement of, the current mix of talent and experience with respect to its members

Board Committees

•    The Board has four committees – Audit, Compensation, Nominating & Governance and Reserves

•    The Audit, Compensation and Nominating & Governance committees are composed entirely of independent directors

Leadership Structure & Open Communication

•    The Lead Director works closely with the Chairman, CEO and President to provide leadership and guidance to the Board

•    Among other responsibilities, the Lead Director chairs executive sessions of the non-management directors and, in consultation with the Chairman, establishes the agenda for each Board meeting

•    The Company encourages open communication among the directors, and the directors have access to management

Risk Oversight	• The entire Board is responsible for risk oversight and each Board committee assists the Board in fulfilling its oversight responsibilities
Director Stock Ownership	• The directors are required to own shares of the Company’s common stock having a market value of at least $400,000

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Voting Matters

Your vote is important. Please vote your proxy promptly so your shares can be represented, even if you plan to attend the Annual Meeting. You can vote by Internet or by telephone by using the voting procedures described in the Notice, or by requesting a printed copy of the proxy materials (including the proxy card) and completing, signing and returning the enclosed proxy card by mail.

Proposal	Board Vote Recommendation	Page Reference for More Detail
1. Election of three Class I directors	FOR EACH NOMINEE	5
2. Ratification of Grant Thornton LLP as the independent registered public accounting firm for 2017	FOR	20
3. Approve, on an advisory basis, the compensation of the Company’s named executive officers	FOR	23
4. Approve, on an advisory basis, the frequency of the advisory vote to approve the compensation of the Company’s named executive officers	ONE YEAR	24

Director Nominees

The Board of Directors has nominated three candidates to serve a three-year term expiring in 2020. The following provides brief summary information about each director nominee. The Board has determined that both Messrs. Easter and Surma are independent.

TIMOTHY A. LEACH Director since 2006 Chairman of the Board of Directors, Chief Executive Officer and President	WILLIAM H. EASTER III Director since 2008 Audit Committee Compensation Committee Nominating & Governance Committee	JOHN P. SURMA Director since 2014 Audit Committee Compensation Committee

Each of the director nominees attended more than 75% of the meetings of the Board and the committees on which such director served during 2016.

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ELECTION OF DIRECTORS (PROPOSAL1)

Currently the Company’s Board of Directors (the “Board”) is comprised of nine highly qualified directors with skills aligned to the Company’s business and strategy:

Name	Class	Year Term Expires
Timothy A. Leach	Class I	2017
William H. Easter III	Class I	2017
John P. Surma	Class I	2017
Steven L. Beal	Class II	2018
Tucker S. Bridwell	Class II	2018
Mark B. Puckett	Class II	2018
Susan J. Helms	Class III	2019
Gary A. Merriman	Class III	2019
Ray M. Poage	Class III	2019

Director Nominees:

The Company has classified its Board of Directors into three classes. Directors in each class are elected to serve for three-year terms and until they are re-elected or their successors are elected and qualified or until their earlier resignation or removal. Each year, the directors of one class stand for re-election as their terms of office expire. Based on recommendations from its Nominating & Governance Committee, the Board has nominated Timothy A. Leach, William H. Easter III and John P. Surma for election as Class I directors of the Company with their terms to expire at the Company’s 2020 annual meeting of stockholders, when they are to be re-elected or their successors are elected and qualified or until their earlier resignation or removal.

The Board has no reason to believe that any of its nominees will be unable or unwilling to serve if elected. If a nominee becomes unable or unwilling to accept nomination or election, either the number of the Company’s directors will be reduced or the persons acting under your proxy will vote for the election of a substitute nominee that the Board nominates.

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The following section provides information with respect to each nominee for election as director of the Company who will continue to serve as a director following this year’s Annual Meeting. This information includes the specific experience, qualifications and skills considered by the Nominating & Governance Committee and the Board in assessing the appropriateness of the person to serve as director.

Class I Nominees

TIMOTHY A. LEACH Director since 2006 Age: 57 Chairman of the Board

Biography: Mr. Leach has been the Chairman of the Board of Directors and Chief Executive Officer of the Company since its formation in February 2006 and the President of the Company since July 2009. Prior to the formation of the Company, Mr. Leach was the Chairman of the Board of Directors and Chief Executive Officer of two private companies, and employed by Parker & Parsley Petroleum Company (now Pioneer Natural Resources) in a variety of capacities, including serving as Executive Vice President and as a member of its Executive Committee. He is a graduate of Texas A&M University with a Bachelor of Science degree in Petroleum Engineering.

Mr. Leach’s deep knowledge of the Company and the industry as a result of his long tenure with the Company and previous companies make him a valuable member of the Board of Directors.

WILLIAM H. EASTER III Director since 2008 Age: 67 Audit Committee Compensation Committee Nominating & Governance Committee

Biography: Mr. Easter served as the Chairman of the Board of Directors, President and Chief Executive Officer of DCP Midstream, LLC (formerly Duke Energy Field Services, LLC) from 2004 until his retirement in 2008. Mr. Easter worked for ConocoPhillips for more than 30 years where he held senior leadership, operating and commercial roles in areas of natural gas and natural gas liquids, transportation, refining and marketing (domestically and internationally). Mr. Easter is currently a director of Baker Hughes Inc. and Delta Airlines Inc. He has previously served as director of TEPPCO GP, LLC, the general partner of TEPPCO Partners, L.P., from 2004 until 2005; as a director of DCP Midstream GP, LLC, the general partner of DCP Midstream Partners, LP, from 2005 to 2008; and as a director of both Sunoco, Inc. and Sunoco Partners, LLC, the General Partner of Sunoco Logistics Partners L.P., from 2011 until 2012. He is also a director of the Memorial Hermann Hospital System in Houston and the Texas Tri-Cities Chapter of the National Association of Corporate Directors. He earned his Bachelor of Business Administration degree in Finance from the University of Houston and his Master of Science in Management degree from The Graduate School of Business at Stanford University.

Mr. Easter’s corporate experience as well as his previous service on the boards of directors provided him with midstream and natural gas marketing expertise, as well as valuable management skills.

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JOHN P. SURMA Director since 2014 Age: 62 Audit Committee Compensation Committee

Biography: Mr. Surma is also currently a member of the boards of directors of Marathon Petroleum Corporation, Ingersoll-Rand plc and MPLX GP LLC, the general partner of MPLX LP. Additionally, Mr. Surma is the chairman of the Federal Reserve Bank of Cleveland, is on the Board of Directors of the University of Pittsburgh Medical Center and is the Chairman of the Board of Directors of the National Safety Council. He was appointed by President Barack Obama to the President’s Advisory Committee for Trade Policy and Negotiations and served as its Vice Chairman. Mr. Surma retired as the Chief Executive Officer of United States Steel Corporation effective September 1, 2013, and as Executive Chairman effective December 31, 2013. Prior to joining United States Steel Corporation in September 2001, Mr. Surma served in several executive positions with Marathon Petroleum Corporation. Prior to joining Marathon Petroleum Corporation, Mr. Surma worked for Price Waterhouse LLP where he was admitted to the partnership in 1987. Mr. Surma earned a Bachelor of Science degree in accounting from Pennsylvania State University in 1976.

Mr. Surma’s significant experience as an executive in the energy and steel industries, particularly his expertise in finance and accounting brings important experience and skill to the Board of Directors.

Our Board unanimously recommends that stockholders vote “FOR” all nominees.

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Class II Directors

STEVEN L. BEAL Director since 2006 Age: 58 Audit Committee Nominating & Governance Committee Reserves Committee (Chairman)

Biography: Mr. Beal was the President and Chief Operating Officer of the Company from its formation in February 2006 until his retirement effective June 30, 2009. From 2009 to 2013, Mr. Beal was a consultant to the Company. Prior to the formation of the Company, Mr. Beal was a director and senior officer of two private companies, and employed by Parker & Parsley Petroleum Company (now Pioneer Natural Resources) in a variety of capacities, including serving as Senior Vice President and Chief Financial Officer and as a member of its Executive Committee. From 1981 until 1988, Mr. Beal was employed by the accounting firm of Price Waterhouse LLP (now PricewaterhouseCoopers LLP). Mr. Beal is currently a director of First Financial Bankshares, Inc. He is a graduate of the University of Texas with a Bachelor of Business Administration degree in Accounting.

Mr. Beal brings to the Company’s board a deep knowledge of the Company’s strategy and financial and operational performance having previously served in leadership roles at the Company and as an executive officer of two Permian Basin-focused private oil and natural gas companies. He also provides finance and accounting expertise.

TUCKER S. BRIDWELL Director since 2006 Age: 65 Reserves Committee

Biography: Mr. Bridwell has been in the energy business in various capacities for over thirty years. Mr. Bridwell has been the President of each of the Mansefeldt Investment Corporation and the Dian Graves Owen Foundation since September 1997 and manages investments for both entities; both of which are stockholders of the Company. Mr. Bridwell is currently a director of First Financial Bankshares, Inc. Mr. Bridwell previously served as Chairman of the Board of Directors of First Permian, LLC from 2000 until its sale to Energen Corporation in April 2002, as a director of Petrohawk Energy Corporation from May 2004 until December 2010, and as a director of Halcon Resources from 2012 until 2016. He is a graduate of Southern Methodist University with a Bachelor of Business Administration degree and a Master of Business Administration degree and is a certified public accountant.

Mr. Bridwell brings decades worth of experience in energy finance and oil and natural gas investments, as well as knowledge gained through past and current service on the board of directors of various public and private companies in the energy industry.

MARK B. PUCKETT Director since 2009 Age: 65 Lead Director Audit Committee Nominating & Governance Committee (Chairman)

Biography: Mr. Puckett began his career at Chevron in 1973 and retired in May 2008. During his tenure at Chevron, Mr. Puckett held a variety of positions of increasing responsibility in Chevron’s upstream operations before ultimately retiring as the President of Chevron’s Energy Technology Company, where he was responsible for managing the company’s technology resources across all business segments. In addition, Mr. Puckett served on Chevron’s management committee from 1997 until his retirement and served on Chevron’s upstream and gas leadership team from 2001 until his retirement. Since his retirement, Mr. Puckett has been involved in private investments and is currently a member of the board of directors of Glori Energy, Inc. He is a member of the Society of Petroleum Engineers and the Dean’s Advisory Council, College of Engineering at Texas A&M University. Mr. Puckett earned a Bachelor’s degree in Civil Engineering from Texas A&M University.

Mr. Puckett provides the Board of Directors a valuable source of engineering, drilling and oil and natural gas operations management expertise.

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Class III Directors

SUSAN J. HELMS Director since 2017 Age: 59 Reserves Committee

Biography: Ms. Helms was commissioned from the U.S. Air Force Academy in 1980 and served in the United States Air Force until her retirement in April 2014 with the rank of Lt. General. During her tenure in the United States Air Force, Ms. Helms held a variety of positions of increasing responsibility before ultimately retiring as the Commander, 14th Air Force (Air Forces Strategic), Air Force Space Command, and Commander, Joint Functional Component Command for Space, US Strategic Command, Vandenberg Air Force Base, California. In addition, Ms. Helms is a former NASA astronaut and veteran of five spaceflights. Ms. Helms is the principal and owner of Orbital Visions, LLC, a consulting company established in 2015. Additionally, Ms. Helms currently serves on the NASA Aerospace Safety Advisory Panel and is a member of the Board of Trustees for the Aerospace Corporation. Ms. Helms is also a board member for the Association of Space Explorers (USA) and recently completed a two year term as a trustee for the Woodrow Wilson International Center in Washington D.C. Ms. Helms earned a Bachelor of Science degree in Aeronautical Engineering from the U.S. Air Force Academy and a Master’s of Science degree in Aeronautics/Astronautics from Stanford University.

Ms. Helms provides the Board of Directors with expertise in technology, risk management and organizational efficiency as a result of her long tenure with the United States Air Force.

GARY A. MERRIMAN Director since 2012 Age: 62 Compensation Committee (Chairman) Reserves Committee

Biography: Mr. Merriman began his career at Conoco Inc. in 1976 and held various engineering and supervisory positions of increasing responsibility throughout his career at Conoco, including as a production superintendent in West Texas, President of Conoco Indonesia Inc. and General Manager of Conoco’s Rockies business unit. Mr. Merriman ultimately retired in 2002 as the President of Exploration and Production, Americas, where he was responsible for Conoco’s operations in the U.S. and South America. Mr. Merriman previously served as a director of KCS Energy Inc. from 2005 to 2006 and Petrohawk Energy Corporation from 2006 to 2011. Mr. Merriman earned a Bachelor’s degree in Petroleum Engineering from Marietta College and a Master’s degree in Management from the Massachusetts Institute of Technology.

Mr. Merriman provides the Board of Directors with insight into asset management and operations.

RAY M. POAGE Director since 2007 Age: 69 Audit Committee (Chairman) Nominating & Governance Committee Reserves Committee

Biography: Since June 2002, Mr. Poage has been involved in private investments and is currently a partner in Pedersen Jones Hughston Poage & Graham PLLC, a public accounting firm, where he provides accounting and tax services to companies engaged in the oil and natural gas industry. Mr. Poage was previously a partner in KPMG LLP from 1980 to June 2002, when he retired. Mr. Poage previously served as the Chairman of the Audit Committee and as a member of the Board of Directors of Parallel Petroleum Corporation. Mr. Poage received a Bachelor of Business Administration degree in Accounting from Texas Tech University.

Mr. Poage’s previous service as the chair of the audit committee provides the Board valuable perspective on issues facing audit committees.

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Summary of Director Qualifications

The members of the Board have a diversity of experience and a wide variety of skills, qualifications and viewpoints that strengthen their ability to carry out their oversight role on behalf of the Company’s stockholders. The following highlights the key characteristics the Board believes qualifies its current members to serve the interests of the Company’s stockholders.

Summary of Qualifications and Experience Represented by the Board

• CEO and/or other senior leadership	• Service on another U.S. public company board of similar or large size

• Energy or other extractive industry	• Audit/financial reporting

• Strategic planning	• Business development

• Risk management	• Technology

• Government, public policy and regulatory affairs	• Corporate governance

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CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board believes that sound governance practices and policies provide an important framework to assist it in fulfilling its duty to stockholders. The Company’s Corporate Governance Guidelines include provisions concerning the following:

•	role and functions of the Board of Directors and the Lead Director;
•	qualifications, independence, responsibilities, tenure and compensation of directors;
•	size of the Board of Directors;
•	director resignation process;
•	committee functions and independence of committee members;
•	meetings of independent directors;
•	performance review of the Board of Directors; and
•	director orientation and continuing education.

The Company’s Corporate Governance Guidelines are posted on the Company’s website at www.concho.com under “Investors – Corporate Governance – Committee Composition and Governance Documents.” The Company’s Corporate Governance Guidelines are reviewed at least annually and as necessary by the Company’s Nominating & Governance Committee, and any proposed additions to or amendments of the Corporate Governance Guidelines will be presented to the Board of Directors for its approval.

Director Independence

The Board of Directors assesses director independence on a case-by-case basis, in each case consistent with applicable legal requirements and the listing standards of the NYSE. After reviewing all relationships each director has with the Company, including the nature and extent of any business relationships between the Company and each director, as well as any significant charitable contributions the Company makes to organizations where its directors serve as board members or executive officers, the Board of Directors has affirmatively determined that the following directors have no material relationships with the Company and are independent as defined by the current listing standards of the NYSE: Ms. Helms and Messrs. Beal, Easter, Merriman, Poage, Puckett and Surma. In making its independence determinations, the Board of Directors took into account the relationships and recommendations of the Nominating and Governance Committee as described below, as well as the transactions discussed under “Related Person Transactions.”

Mr. Beal is considered to be an independent director due to the lapse of time that has occurred since Mr. Beal was an executive officer and consultant of the Company.

During 2016, the Company engaged Baker Hughes Inc. in connection with its oil and gas exploration, development and production activities. Mr. Easter currently serves as a member of the board of directors of Baker Hughes Inc. The Nominating and Governance Committee made a determination that the relationship with Baker Hughes Inc. did not impair the independence of Mr. Easter. Mr. Leach, the Company’s Chief Executive Officer and President, is not considered by the Board of Directors to be an independent director because of his employment with the Company.

Mr. Bridwell is not considered to be an independent director because of the Company’s payment of royalties to a partnership of which Mr. Bridwell is the general partner.

Board Leadership Structure, Election of Lead Director and Executive Sessions

The Board does not have a formal policy addressing whether or not the roles of Chairman and Chief Executive Officer should be separate or combined. The directors serving on the Board possess considerable professional and industry experience, significant experience as directors of both public and private companies and a unique knowledge of the challenges and opportunities that the Company faces. As such, the Board believes that it is in the best position to evaluate the needs of the Company and to determine how best to organize the Company’s leadership structure to meet those needs.

At present, the Board has chosen to combine the positions of Chairman and Chief Executive Officer. While the Board believes it is important to retain the flexibility to determine whether the roles of Chairman and Chief Executive Officer should be separated or combined in one individual, the Board believes that the current Chief Executive Officer is the individual with the necessary experience, commitment and support of the other members of the Board to effectively carry out the role of Chairman.

The Board believes this structure promotes better alignment of strategic development and execution, more effective implementation of strategic initiatives and clearer accountability for the Company’s success or failure. Moreover, the Board believes that combining the Chairman and Chief Executive Officer positions does not impede independent oversight of the Company, particularly given the appointment of a Lead Director as discussed below. In addition, seven of the nine members of the Board are independent under NYSE listing standards.

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The Board elected Mr. Puckett, an independent director, to serve as the Lead Director. In this capacity Mr. Puckett provides, in conjunction with the Chairman, leadership and guidance to the Board. As the Lead Director, Mr. Puckett also (i) serves as chairman of executive sessions of the non-management directors and (ii) in consultation with the Chairman, establishes the agenda for each meeting of the Board, taking into account the suggestions of other directors. Interested parties who wish to communicate with the Board, its committees, the Chairman, the Lead Director or any other individual director should follow the procedures described below under “Stockholder Communications.”

To facilitate candid discussion among the Company’s directors, the non-management directors meet in executive session in conjunction with each regular board meeting and as otherwise determined by the Lead Director. In addition, at least once a year, the non-management directors who are independent under NYSE listing standards meet in executive session in conjunction with a regular board meeting.

Majority Voting for Directors

Though the Company’s bylaws provide for the election of directors by a majority of the votes cast, its Corporate Governance Guidelines require any director who fails to receive the required number of votes to tender his or her resignation. In such event, the Nominating & Governance Committee would determine whether to accept such director’s resignation, subject to the Board’s final approval. The Company believes that this majority vote standard ensures accountability and the opportunity for a positive mandate from the Company’s stockholders.

The Role of the Board in Risk Oversight

In the normal course of its business, the Company is exposed to a variety of risks, including market risks relating to changes in commodity prices and interest rates, technical risks affecting the Company’s resource base, political risks and credit and investment risk. The Company’s executive officers attend regularly scheduled meetings of the Board, where they conduct presentations to the Board on various strategic matters involving the Company’s operations and are available to address any questions or concerns raised by the Board on risk management or any other matters. The Board, as a whole and also at the committee level, oversees the strategic direction of the Company, and in doing so considers the potential rewards and risks of the Company’s business opportunities and challenges, and monitors the development and management of risks that impact the Company’s strategic goals.

The Audit Committee assists the Board in fulfilling its oversight responsibilities by monitoring the effectiveness of the Company’s systems of financial reporting, auditing, internal controls and legal and regulatory compliance. In 2011, the Board established a Reserves Committee to assist the Board in its oversight of the risks related to the Company’s estimates of proved reserves of oil and natural gas. Additionally, to address risks related to the Company’s hedging program, a group consisting of the Company’s Chief Executive Officer, Chief Financial Officer and Chief Operating Officer, Mr. Easter, an independent director, and other members of management regularly review the Company’s hedging strategy and positions and make reports to the full Board.

The Nominating & Governance Committee advises the Board with respect to appropriate corporate governance practices and assists the Board in implementing those practices as well as considers any other corporate governance issues that arise from time to time. Additionally, the Nominating & Governance Committee reviews the Company’s Corporate Governance Guidelines at least annually and recommends any proposed changes to the Board for approval. The Compensation Committee considers the risks associated with the Company’s compensation policies and practices, with respect to both executive compensation and compensation generally. The Compensation Committee also reviews, approves and administers the agreements, plans, policies and programs of the Company to compensate the Company’s corporate officers and directors and reviews and approves the plans, policies and programs of the Company to compensate the Company’s non-executive employees.

Attendance at Annual Meetings

The Board encourages all directors to attend the annual meetings of stockholders, if practicable. Seven of the Company’s directors attended last year’s annual meeting.

Stockholder Communications

The Company’s stockholders and other interested persons may communicate with the Board, any committee of the Board, the Chairman of the Board, the Lead Director or any other individual director by sending communications to: Concho Resources Inc., One Concho Center, 600 West Illinois Avenue, Midland, Texas 79701, Attention: General Counsel.

The envelope containing each communication should be marked “Communication with Directors” and clearly identify the intended recipient(s) of the communication. The Company’s General Counsel will review each communication received from stockholders and other interested parties and will forward the communication, as expeditiously as reasonably practicable, to the addressees if the communication: (i) complies with the requirements of any applicable policy adopted by the Board relating to the subject matter of the communication; and (ii) falls within the scope of matters generally considered by the Board. To the extent the subject matter of a communication relates to matters that have been delegated by the Board to a committee or to an executive officer of the Company, the Company’s General Counsel may forward the communication to the chairperson of the

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committee or executive officer to which the matter has been delegated. The acceptance by and forwarding of communication to the members of the Board, the Company’s General Counsel or an executive officer does not imply or create any fiduciary duty of any member of the Board, the Company’s General Counsel or any executive officer to the person submitting the communication.

Information may be submitted confidentially and anonymously, although the Company may be obligated by law to disclose the information or identity of the person providing the information in connection with government or private legal actions and in other circumstances. The Company’s policy is not to take any adverse action, and not to tolerate any retaliation, against any person for asking questions or making good faith reports of possible violations of law, the Company’s policies or its Code of Business Conduct and Ethics.

Available Governance Materials

The following materials are available on the Company’s website at www.concho.com under “Investors – Corporate Governance – Committee Composition and Governance Documents”:

•	Charter of the Audit Committee of the Board;
•	Charter of the Compensation Committee of the Board;
•	Charter of the Nominating & Governance Committee of the Board;
•	Charter of the Reserves Committee of the Board;
•	Code of Business Conduct and Ethics;
•	Financial Code of Ethics;
•	Corporate Governance Guidelines; and
•	Policies and Procedures Relating to Disclosures Required by Item 407 of Regulation S-K.

Stockholders may obtain a copy, free of charge, of each of these documents by sending a written request to Concho Resources Inc., One Concho Center, 600 West Illinois Avenue, Midland, Texas 79701, Attention: General Counsel.

Board of Directors and Its Committees

The Board of Directors has four standing committees: the Audit Committee, the Compensation Committee, the Nominating & Governance Committee and the Reserves Committee. A summary of committee membership is provided in the table below.

Name	Audit Committee	Compensation Committee	Nominating & Governance Committee	Reserves Committee
Steven L. Beal	●		●	Chair
Tucker S. Bridwell				●
William H. Easter III	●	●	●
Susan J. Helms				●
Gary A. Merriman		Chair		●
Ray M. Poage	Chair		●	●
Mark B. Puckett	●		Chair
John P. Surma	●	●

The Board held ten meetings, and its non-management directors met in executive session four times, during 2016. Each director attended more than 75% of the meetings of the Board of Directors and of the committees of the Board on which that director served.

Audit Committee

The members of the Audit Committee are Messrs. Poage (Chairman), Beal, Easter, Puckett and Surma. The Board has determined that each of the members of the Audit Committee satisfies the standards of independence established under Securities and Exchange Commission (“SEC”) rules and regulations and the listing standards of the NYSE. The Board has further determined that each of the members of the Audit Committee is financially literate and an “audit committee financial expert” as defined by the rules and regulations of the SEC. The Audit Committee held six meetings during 2016.

The Audit Committee has the authority to appoint, retain, compensate, evaluate and terminate the Company’s independent registered public accounting firm. The functions of the Audit Committee, which are discussed in detail in its charter, include the duty to assist the Board in fulfilling its oversight responsibilities regarding the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications, independence and performance, and the effectiveness and performance of the Company’s internal audit function.

2017 PROXY STATEMENT	13

Among other things, the Audit Committee’s responsibilities include the following:

•	overseeing the Company’s accounting and financial reporting processes;
•	preparing the Audit Committee Report for inclusion in the Company’s proxy statement;
•	selecting and evaluating the Company’s independent registered public accounting firm;
•	overseeing the Company’s internal audit function;
•	reviewing and approving, as appropriate, any related person transactions; and
•	overseeing any investigations into complaints concerning financial matters.

Compensation Committee

The members of the Compensation Committee are Messrs. Merriman (Chairman), Easter and Surma. The Board has determined that each of the members of the Compensation Committee satisfies the standards of independence established under the applicable SEC rules and regulations and the listing standards of the NYSE. The Compensation Committee held nine meetings during 2016.

The functions of the Compensation Committee, which are discussed in detail in its charter, include the duty to administer the Company’s agreements, plans, policies and programs regarding compensation of the Company’s executive officers and directors. The Compensation Committee is also responsible for preparing the Compensation Committee Report for inclusion in the Company’s proxy statement and for assisting the Company’s management in preparing the Compensation Discussion and Analysis for inclusion in the Company’s proxy statement.

The Compensation Committee is delegated all authority of the Board as may be required or advisable to fulfill the purposes of the Compensation Committee. The Compensation Committee may form and delegate some or all of its authority to subcommittees when it deems appropriate.

Meetings may, at the discretion of the Compensation Committee, include non-independent directors, members of the Company’s management, independent consultants or advisors, and such other persons as the Compensation Committee or its chairperson may determine to be necessary or appropriate. The Company’s Chief Executive Officer makes recommendations to the Compensation Committee regarding the compensation of other executive officers and provides information to the Compensation Committee regarding the other executive officers’ performance; however, the Compensation Committee makes all final decisions regarding all executive officers’ compensation.

The Compensation Committee has the sole authority to retain, approve the fees payable to, amend the engagement with and terminate any compensation consultant to be used to assist in the evaluation of director and executive officer compensation. Beginning in 2011, the Compensation Committee engaged Meridian Compensation Partners (“Meridian”) yearly as its independent consultant. Services Meridian may provide include apprising the Compensation Committee of compensation-related trends; developments in the marketplace and industry best practices; informing the Compensation Committee of compensation-related regulatory developments; providing peer group survey data to establish compensation ranges for the various elements of compensation; providing an evaluation of the competitiveness of the Company’s non-employee director and executive compensation and benefits programs; assessing the relationship between executive pay and performance; and advising on the design of the Company’s incentive compensation programs.

Nominating & Governance Committee

The members of the Nominating & Governance Committee are Messrs. Puckett (Chairman), Beal, Easter and Poage. The Board has determined that each of the members of the Nominating & Governance Committee satisfies the standards of independence established under the listing standards of the NYSE. The Nominating & Governance Committee held four meetings during 2016.

The functions of the Nominating & Governance Committee, which are discussed in detail in its charter, include the duty to assist the Board by evaluating potential new members of the Board, recommending committee members and structure and advising the Board of Directors about appropriate corporate governance practices. In identifying potential director candidates, the Nominating & Governance Committee relies on any source available for the identification and recommendation of candidates, including current directors and senior management. In addition, the Nominating & Governance Committee from time to time will engage a third party search firm to identify or evaluate, or assist in identifying or evaluating potential candidates, for which the third party search firm will be paid a fee. The search firm will also assist the Nominating & Governance Committee to identify candidates reflecting diversity, including with regard to race, gender and specialized experience.

The Company’s Policies and Procedures Relating to Disclosures Required by Item 407 of Regulation S-K provide that in identifying, evaluating and recommending director nominees to the Board, the Nominating & Governance Committee shall identify persons who:

•	are selected on the basis of their business and professional experience and qualifications, including service on the boards of directors of other companies;

2017 PROXY STATEMENT	14

•	have demonstrated leadership in other companies or government, finance or accounting, higher education or other fields or who are able to provide the Company with relevant expertise, industry knowledge or marketing acumen;
•	possess the highest personal and professional ethics, integrity and values and are committed to the Company’s core values;
•	are willing to commit the required time to serve as a member of the Board and its committees; and
•	will represent all stockholders rather than special interest groups or any group of stockholders.

The Nominating & Governance Committee will consider all candidates recommended by any stockholder on the same basis as candidates recommended by the Board and other sources.

The Nominating and Governance Committee’s charter requires consideration of the diversity of, and the optimal enhancement of, the current mix of talent and experience on the Board. In that regard, the Nominating and Governance Committee endeavors to achieve an overall variety and mix of diversity in professional experiences, skills, perspective, race and gender among the Company’s directors. The Nominating and Governance Committee believes the current members of the Board reflect diverse experience in the oil and gas industry and accounting and investment analysis fields, among other areas, as well as demonstrated leadership experience. The Nominating and Governance Committee will continue to seek opportunities to enhance this diversity.

In determining whether to recommend a director for re-election to the Board of Directors, in accordance with such policies and procedures, the Nominating & Governance Committee considers the director’s:

•	past Board of Directors’ and committee meeting attendance and performance;
•	length of service on the Board;
•	personal and professional integrity, including commitment to the Company’s core values;
•	experience, skills and contributions to the Board; and
•	independence under applicable standards.

Reserves Committee

The members of the Reserves Committee are Ms. Helms and Messrs. Beal (Chairman), Bridwell, Merriman and Poage. The Reserves Committee was formed in 2011 to assist the Board and Audit Committee with oversight in the preparation by independent petroleum engineers of annual reserve reports, special reserve reports and audits of the estimated amounts of the Company’s consolidated oil and natural gas reserves and related information. The Reserves Committee oversees the independent petroleum engineers who evaluate the Company’s oil and natural gas reserves and reviews the engineers’ independence from the Company annually. In addition, the Reserves Committee reviews the Company’s annual disclosures of reserves and related oil and gas activities. The Reserves Committee held five meetings during 2016.

COMPENSATION OF DIRECTORS

The Board of Directors believes that providing a compensation package at the market median is necessary to attract and retain qualified directors. The Board also believes that a significant portion of the total compensation package should be equity-based to align the interests of the Company’s directors and stockholders. Mr. Leach, the Company’s Chief Executive Officer and President, receives no additional compensation for his service on the Board.

The elements of compensation for the Company’s non-employee directors during the year ended December 31, 2016, were:

•	an annual retainer fee of $50,000;
•	annual retainer fees of $20,000, $15,000, $13,500, $13,500 and $25,000, respectively, to the chairmen of the Audit Committee, Compensation Committee, Nominating & Governance Committee and Reserves Committee and the Lead Director;
•	attendance fees of $1,500 for Board of Directors’ and committee meetings; and
•	annual equity awards of shares of restricted stock to each director having a value of approximately $190,000 (based on the high/low price of the Company’s common stock of $92.79 on December 31, 2015).

Time of service related forfeiture restrictions on annual equity awards of shares of the Company’s restricted stock issued to directors lapse twelve months following the grant date of the award. All retainer and attendance fees are paid quarterly in cash to directors.

Additionally, each director is reimbursed for (i) travel and miscellaneous expenses to attend meetings and activities of the Board or its committees; (ii) travel and miscellaneous expenses related to such director’s participation in the Company’s general education and orientation program for directors; and (iii) travel and miscellaneous expenses for each director’s spouse who accompanies a director to attend meetings and activities of the Board or its committees.

2017 PROXY STATEMENT	15

The table below summarizes compensation paid by the Company to its non-employee directors during 2016:

Name(1)	Fees Earned or Paid in Cash(2)	Stock Award(3) (4)	All Other Compensation	Total
Steven L. Beal	$89,000	$187,044	–	$276,044
Tucker S. Bridwell	$72,500	$187,044	–	$259,544
William H. Easter III	$90,500	$187,044	–	$277,544
Gary A. Merriman	$101,000	$187,044	–	$288,044
Ray M. Poage	$107,500	$187,044	–	$294,544
Mark B. Puckett	$126,000	$187,044	–	$313,044
John P. Surma	$95,000	$187,044	–	$282,044

(1)	Mr. Leach is not included because he is an executive officer of the Company and receives no additional compensation for serving on the Board of Directors; please see the Summary Compensation Table below for further details on the compensation that Mr. Leach received for his services to the Company during the 2016 year. Ms. Helms is not included because she was not a director of the Company in 2016.

(2)	The amounts in this column represent the fees earned by the directors during 2016. Fees earned during the fourth quarter of each year are paid during the first quarter of the next year. During the fourth quarter of 2015, Messrs. Beal, Bridwell, Easter, Merriman, Poage, Puckett and Surma earned $18,875, $15,500, $18,500, $22,250, $23,500, $28,125 and $20,000, respectively, which amounts were paid during the first quarter of 2016 and not included in the table above.

(3)	The amounts in this column represent the grant date fair value computed in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 for awards granted in 2016 disregarding any estimate of forfeitures. The Company values its restricted stock awards based on the average of the high and low market-quoted sales price of the Company’s common stock on the grant date of the award. Additional detail regarding the Company’s share-based awards is included in Note 6 to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

(4)	Aggregate director stock awards for which restrictions had not lapsed as of December 31, 2016, totaled 2,048 shares each for Messrs. Beal, Bridwell, Easter, Merriman, Poage, Puckett and Surma. Restrictions on these shares lapsed on January 2, 2017.

After a review of the Company’s director compensation program for 2017, the Company made no changes.

Director Stock Ownership Guidelines

The Compensation Committee established director stock ownership guidelines under which directors who are not also executive officers of the Company are expected to own shares of the Company’s common stock having a market value of at least $400,000. Directors are expected to meet these guidelines within three years of becoming a director. The Company’s director stock ownership guidelines are designed to increase a director’s equity stake in the Company and to align the director’s interests more closely with those of the Company’s stockholders. As of December 31, 2016, all directors were in compliance with the stock ownership guidelines.

2017 PROXY STATEMENT	16

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of the Company’s common stock by the following:

•	each person who is known by the Company to own beneficially more than 5% of the outstanding shares of common stock;
•	each named executive officer of the Company;
•	each director of the Company; and
•	all directors and executive officers as a group.

Unless otherwise noted, the mailing address of each person or entity named below is One Concho Center, 600 West Illinois Avenue, Midland, Texas 79701.

Name of Beneficial Owner or Identity of Group	Number of Shares	Percentage of Class(1)(2)
5% Stockholders:
Capital Research Global Investors(3)	15,157,451	10.2%
The Vanguard Group(4)	14,031,412	9.5%
Capital World Investors(5)	10,434,000	7.0%
BlackRock, Inc.(6)	9,963,995	6.7%
The Growth Fund of America(7)	9,780,484	6.6%
State Street Corp. (8)	7,637,786	5.2%
Executive Officers and Directors:
Timothy A. Leach(9)(10)(11)	800,780	*
E. Joseph Wright(9)(12)	149,084	*
Jack F. Harper(9)(13)	74,201	*
C. William Giraud(9)(14)	78,526	*
J. Steve Guthrie(9)(15)	36,810	*
Darin G. Holderness	38,869	*
Steven L. Beal(9)(16)(18)	118,824	*
Tucker S. Bridwell(9)(17)(18)	111,443	*
William H. Easter III(9)(18)(19)	36,475	*
Gary A. Merriman(9)(18)	14,455	*
Ray M. Poage(9)(18)	23,475	*
Mark B. Puckett(9)(18)	25,961	*
John P. Surma(9)(18)	9,575	*
Susan J. Helms(9)(20)	—	*
All Directors and Executive Officers as a group (13 persons)(9)(11)(16)(17)(19)(21)	1,479,609	*
*	Represents less than 1.0 percent.
(1)	Based upon an aggregate of 148,170,944 shares outstanding as of March 20, 2017.

(2)	Unless otherwise indicated, each stockholder has sole voting and investment power with respect to all shares of common stock indicated as being beneficially owned by such stockholder. In all instances where ownership of unvested restricted stock is reported below, the individual has the sole power to vote such shares but no investment power.

(3)	According to Amendment No. 1 to a Schedule 13G, dated February 9, 2017, and filed with the SEC by Capital Research Global Investors on February 13, 2017, it has sole voting power and sole dispositive power over all of these shares. The address of Capital Research Global Investors is 333 South Hope Street, Los Angeles, California 90071.

(4)	According to Amendment No. 3 to a Schedule 13G, dated February 9, 2017, and filed with the SEC by The Vanguard Group on February 10, 2017, it has sole voting power over 229,610 of these shares, shared voting power over 31,230 of these shares, shared dispositive power over 13,773,805 of these shares and sole dispositive power over 257,607 of these shares. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(5)	According to Amendment No. 9 to a Schedule 13G, dated February 6, 2017, and filed with the SEC by Capital World Investors on February 13, 2017, it has sole voting power and sole dispositive power over all of these shares. The address of Capital Research Global Investors is 333 South Hope Street, Los Angeles, California 90071.

2017 PROXY STATEMENT	17

(6)	According to Amendment No. 3 to a Schedule 13G, dated January 19, 2017, and filed with the SEC by BlackRock, Inc. on January 23, 2017, it has sole voting power over 8,608,301 of these shares, shared voting power over 666 of these shares, no voting power over the remainder, sole dispositive power over 9,963,329 of these shares and shared dispositive power over 666 if these shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10022.

(7)	According to Amendment No. 2 to a Schedule 13G, dated February 7, 2017, and filed with the SEC by The Growth Fund of America on February 14, 2017, it has no voting power (sole or shared) and no dispositive power (sole or shared) over these shares, however, under certain circumstances, it may vote shares held by the fund. In addition, these shares may also be reflected in a filing made by Capital Research Global Investors, Capital International Investors and/or Capital World Investors. The address of The Growth Fund of America is 333 South Hope Street, Los Angeles, California 90071.

(8)	According to a Schedule 13G, dated February 6, 2017, and filed with the SEC by State Street Corporation on February 9, 2017, it has shared voting and dispositive power over all 7,637,786 of these shares. The address of State Street Corporation is One Lincoln Street, Boston, Massachusetts 02111.

(9)	Executive officer or director of the Company.

(10)	Includes 34,864 shares of unvested restricted stock.

(11)	Includes 148,582 shares owned directly by a partnership, of which Mr. Leach is the manager of its general partner. Mr. Leach disclaims beneficial ownership of these shares of common stock, except to the extent of his pecuniary interest therein.

(12)	Includes 39,657 shares of unvested restricted stock.

(13)	Includes 32,113 shares of unvested restricted stock.

(14)	Includes 31,460 shares of unvested restricted stock.

(15)	Includes 16,224 shares of unvested restricted stock.

(16)	Includes 43,750 shares owned directly by a partnership, of which Mr. Beal is the manager of its general partner.

(17)	Includes 15,000 shares owned by Mansefeldt Investment Corporation and 73,000 shares owned by the Dian Graves Owen Foundation. Mr. Bridwell disclaims beneficial ownership of all securities owned by Mansefeldt Investment Corporation and the Dian Graves Owen Foundation. Also includes 2,500 shares owned directly by a partnership, of which Mr. Bridwell is the manager of its general partner. Mr. Bridwell disclaims beneficial ownership of these shares of common stock, except to the extent of his pecuniary interest therein.

(18)	Includes 1,422 shares of unvested restricted stock.

(19)	Includes 35,053 shares that Mr. Easter holds indirectly through a trust with his spouse.

(20)	Ms. Helms did not own any shares of common stock as of March 20, 2017.

(21)	Includes an aggregate 164,272 shares of unvested restricted stock owned by all directors and executive officers of the Company as of March 20, 2017.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Section 16 officers and directors of the Company and persons who own more than 10% of the Company’s common stock are required to file reports with the SEC, disclosing the amount and nature of their beneficial ownership in common stock, as well as changes in that ownership. Based solely on its review of reports and written representations that the Company has received, the Company believes that all required reports were timely filed during 2016.

RELATED PERSON TRANSACTIONS

The Board of Directors has determined that the Audit Committee will periodically review all related person transactions that the rules of the SEC require be disclosed in the Company’s proxy statement, and make a determination regarding the initial authorization or ratification of any such transaction.

The Audit Committee is charged with reviewing the material facts of all related person transactions and either approving or disapproving of the Company’s participation in such transactions under the Company’s Related Persons Transaction Policy adopted by the Board (“RPT Policy”) on November 7, 2012, which pre-approves certain related person transactions, including:

•	any employment of an executive officer if his or her compensation is required to be reported in the Company’s proxy statement under Item 402;

•	director compensation which is required to be reported in the Company’s proxy statement under Item 402; and

•	any transaction with an entity at which the related person’s only relationship is as a director or manager (other than sole director or manager) or beneficial owner of less than 10% of the entity’s equity, if the aggregate amount involved does not exceed the greater of $1 million or 2% of the entity’s annual revenues.

2017 PROXY STATEMENT	18

The Audit Committee Chairman may approve any related person transaction in which the aggregate amount involved is expected to be less than $120,000. A summary of such approved transactions and each new related person transaction deemed pre-approved under the RPT Policy is provided to the Audit Committee for its review. The Audit Committee has the authority to modify the RPT Policy regarding pre-approved transactions or to impose conditions upon the ability of the Company to participate in any related person transaction.

There have been no related person transactions since the beginning of 2016 which were required to be reported in “Related Person Transactions” where the procedures described above did not require review, approval or ratification or where these procedures were not followed.

Royalty Payment

The Company is a lessee of certain mineral interests from a partnership in which Mr. Bridwell, one of the Company’s directors, is the general partner and in which he holds a 3.5% interest. The Company paid royalties to the partnership of approximately $4.4 million during 2016.

Oil and Gas Lease

Over the past few years, the Company has entered into oil and gas leases with Davis Partners, Ltd. Since the beginning of 2016, the total payments made in connection with these leases were approximately $163,000. Mr. Harper’s wife and her family hold a controlling interest in Davis Partners, Ltd.

Non-Operated Interests

Mr. Guthrie owns non-operated interests in certain oil and natural gas properties that the Company operates, all of which he owned before becoming an executive officer of the Company. During the Company’s fiscal year ended December 31, 2016, Mr. Guthrie received approximately $145,000 in oil and gas revenues and paid approximately $28,000 in drilling costs and operating expenses related to such interests.

Demand Registration Rights

The Company is a party to a registration rights agreement with certain of its stockholders, including certain of the Company’s executive officers and the former stockholders of Concho Equity Holdings Corp., which was later merged into a wholly-owned subsidiary of the Company. According to the registration rights agreement, holders of 20% of the aggregate shares held by the former stockholders of Concho Equity Holdings Corp. may request in writing that the Company register their shares by filing a registration statement under the Securities Act of 1933 (the “Securities Act”), so long as the anticipated aggregate offering price, net of underwriting discounts and commissions, exceeds $50 million.

Piggy-Back Registration Rights

If the Company proposes to file a registration statement under the Securities Act relating to an offering of the Company’s common stock (other than on a Form S-4, a Form S-8 or a shelf registration on Form S-3), upon the written request of holders of registrable securities, the Company will use its commercially reasonable efforts to include in such registration, and any related underwriting, all of the registrable securities requested to be included, subject to customary cutback provisions. There is no limit to the number of these “piggy-back” registrations in which these holders may request their shares be included.

Registration Procedures and Expenses

The Company generally will bear the registration expenses incurred in connection with any registration, including all registration, filing and qualification fees, printing and accounting fees, but excluding underwriting discounts and commissions. The Company has agreed to indemnify the subject stockholders against certain liabilities, including liabilities under the Securities Act, in connection with any registration effected under the registration rights agreement. The Company is not obligated to effect any registration more than one time in any six-month period and these registration rights terminate on August 7, 2017.

2017 PROXY STATEMENT	19

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (PROPOSAL 2)

The Audit Committee of the Board of Directors has selected Grant Thornton LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2017. Grant Thornton LLP has audited the Company’s and its predecessors’ financial statements since 2004. The audit of the Company’s annual consolidated financial statements for the year ended December 31, 2016, was completed by Grant Thornton LLP on February 22, 2017.

The Board of Directors is submitting the selection of Grant Thornton LLP for ratification at the Annual Meeting. The submission of this matter for ratification by stockholders is not legally required, but the Board of Directors and the Audit Committee believe the submission provides an opportunity for stockholders through their vote to communicate with the Board of Directors and the Audit Committee about an important aspect of corporate governance. If the stockholders do not ratify the selection of Grant Thornton LLP, the Audit Committee will reconsider, but will not be required to rescind, the selection of that firm as the Company’s independent registered public accounting firm for the year ending December 31, 2017. Representatives of Grant Thornton LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. Such representatives are also expected to be available to respond to appropriate questions.

The Audit Committee has the authority and responsibility to retain, evaluate and replace the Company’s independent registered public accounting firm. The stockholders’ ratification of the appointment of Grant Thornton LLP does not limit the authority of the Audit Committee to change the Company’s independent registered public accounting firm at any time.

The table below sets forth the aggregate fees and expenses billed by Grant Thornton LLP for the last two fiscal years:

	2016	2015
Audit Audit fees were for professional services rendered for the audits of the Company’s annual consolidated financial statements included in its Annual Report on Form 10-K, review of the Company’s quarterly financial statements included in its Quarterly Reports on Form 10-Q and review of the Company’s other filings with the SEC, including comfort letters, consents and other research work necessary to comply with generally accepted auditing standards for the years ended December 31, 2016 and 2015.	$1,552,155	$1,265,590
Tax Tax fees are incurred in connection with tax return preparation and consultation on tax matters. There were no tax fees for the years ended December 31, 2016 and 2015.	—	—
TOTAL	$1,552,155	$1,265,590

The charter of the Audit Committee and its pre-approval policy require that the Audit Committee review and pre-approve the Company’s independent registered public accounting firm’s fees for audit, audit-related, tax and other services. The Chairman of the Audit Committee has the authority to grant pre-approvals, provided such approvals are within the pre-approval policy and are presented to the Audit Committee at a subsequent meeting. For the year ended December 31, 2016, the Audit Committee approved 100% of the services described above.

Our Board unanimously recommends that

stockholders vote “FOR” the ratification of the

selection of Grant Thornton LLP as the independent

registered public accounting firm of the Company for

the year ending December 31, 2017.

2017 PROXY STATEMENT	20

Audit Committee Report

The following report of the Audit Committee of the Company shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall this report be incorporated by reference into any filing made by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates such information by reference in such filing.

As described more fully in its charter, the Audit Committee’s principal functions include (i) annually reviewing and reassessing its performance and the adequacy of its charter; (ii) pre-approving audit or non-audit services proposed to be rendered by the Company’s independent registered public accounting firm; (iii) annually reviewing the qualifications and independence of the independent registered public accounting firm’s senior personnel who are providing services to the Company; (iv) reviewing with management and the independent registered public accounting firm the Company’s annual and quarterly financial statements, earnings press releases and financial information and earnings guidance; (v) reviewing with management the Company’s significant financial risk exposures and the actions management has taken to monitor and control such exposures; (vi) reviewing significant changes to the Company’s auditing and accounting principles and practices; (vii) reviewing the independent registered public accounting firm’s internal quality-control procedures and the procedures for the Company’s financial reporting processes; and (viii) assisting the Board of Directors in monitoring compliance with legal and regulatory requirements. While the Audit Committee has the responsibilities and powers set forth in its charter, and the Company’s management and the independent registered public accounting firm are accountable to the Audit Committee, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable laws, rules and regulations.

In performing its oversight role, the Audit Committee has reviewed and discussed the Company’s audited financial statements with the Company’s management and independent registered public accounting firm. The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16 “Communications with Audit Committees”, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has received the written disclosures and the written statement from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm its independence. The Audit Committee also considers, in years where there has been a provision of non-audit services, whether the provision of non-audit services by the independent registered public accounting firm to the Company is compatible with maintaining the independent registered public accounting firm’s independence.

Based on the reviews and discussions described in this Audit Committee Report, and subject to the limitations on the roles and responsibilities of the Audit Committee referred to herein and in its charter, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements for the year ended December 31, 2016, be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, which was filed with the SEC on February 22, 2017. The Audit Committee also selected Grant Thornton LLP as the Company’s independent registered public accounting firm for 2017.

Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by the Company’s management and independent registered public accounting firm. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that (i) the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, (ii) the Company’s financial statements are presented in accordance with generally accepted accounting principles, or (iii) Grant Thornton LLP is in fact independent.

The Audit Committee

Ray M. Poage (Chairman) Steven L. Beal William H. Easter III	Mark B. Puckett John P. Surma

2017 PROXY STATEMENT	21

EQUITY COMPENSATION PLAN INFORMATION

The table below provides certain information about the Company’s equity compensation plans as of December 31, 2016. Performance units are included at the maximum potential payout percentage, except for the performance units in column (a) relating to the performance period that ended on December 31, 2016, which are included at the actual payout percentage of 182.5%:

	(a)	(b)	(c)
	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plan approved by security holders(1)	1,263,341(2)	$15.33(3)	2,383,534
Equity compensation plan not approved by security holders(4)	–	–	–
TOTAL	1,263,341		2,383,534

(1)	In June 2015, the stockholders of the Company approved the 2015 Stock Incentive Plan, the Company’s only equity compensation plan, which provides for the issuance of up to 10.5 million shares of the Company’s common stock. There are no outstanding warrants awarded under the Company’s equity compensation plan. See Note 6 to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, for more information.

(2)	These securities do not include shares of restricted stock awarded under the 2015 Stock Incentive Plan.

(3)	Performance unit awards do not have an exercise price and, therefore, have been excluded from the weighted-exercise price calculation in column (b).

(4)	None.

2017 PROXY STATEMENT	22

ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS (PROPOSAL 3)

Executive compensation is an important matter to the Company, the Board of Directors, the Compensation Committee and the Company’s stockholders. As required pursuant to Section 14A of the Securities Exchange Act of 1934, the Company is asking its stockholders to vote, on a non-binding advisory basis, on a resolution approving the compensation of the Company’s named executive officers as disclosed under “Compensation Discussion and Analysis” and the compensation tables and narrative discussion under “Compensation of Named Executive Officers” contained in this proxy statement.

The Compensation Committee continuously reviews, evaluates and updates the Company’s executive compensation programs to ensure that the Company provides rewards for individual performance, team achievements and corporate results and encourages an ownership mentality among the Company’s executives and other key employees. The success of the Company and its ability to maximize stockholder value is dependent on its ability to attract, retain and motivate the best available talent in the energy industry. As such, the Compensation Committee views the Company’s most important asset, its people, as an investment rather than an expense. Consequently, the Compensation Committee has developed overarching objectives for its executive compensation program, which are as follows:

•	attract, retain and motivate the best available talent in the energy industry;
•	align the interests of the Company’s executive officers with those of its stockholders; and
•	pay for performance, whereby an executive officer’s total compensation opportunity will be heavily influenced by the Company’s performance, as well as the executive officer’s individual performance.

To accomplish these objectives, the Company provides what it believes is a competitive total compensation package to the Company’s executive officers through a combination of base salary, performance-based annual cash incentive awards, long-term equity incentive compensation and broad-based benefit programs.

The Board of Directors requests the support of the Company’s stockholders for the compensation of the Company’s named executive officers as disclosed in this proxy statement. This advisory vote to approve the compensation of the Company’s named executive officers gives its stockholders the opportunity to make their opinions known about the Company’s executive compensation programs. As the Company seeks to align the Company’s executive compensation programs with the interests of its stockholders while continuing to retain key talented executives that drive the Company’s success, it asks that its stockholders approve the compensation of the Company’s named executive officers as disclosed in this proxy statement. Accordingly, for the reasons discussed above, the Board of Directors recommends that stockholders vote in favor of the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation philosophy and policies and the compensation of the named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including under “Compensation Discussion and Analysis” and the compensation tables and narrative discussion under “Compensation of Named Executive Officers” contained in the proxy statement.”

This vote on the compensation of the Company’s named executive officers is only advisory and not binding on the Company, the Board of Directors or the Compensation Committee. Although the outcome of this advisory vote on the compensation of the Company’s named executive officers is non-binding, the Compensation Committee and the Board of Directors will review and consider the outcome of this vote when making future compensation decisions for the Company’s named executive officers.

Our Board recommends that stockholders vote “FOR” the approval on an advisory basis of the compensation of the Company’s Named Executive Officers as disclosed under “Compensation Discussion and Analysis” and the accompanying compensation tables and narrative discussion under “Compensation of Named Executive Officers” contained in this Proxy Statement.

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ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS (PROPOSAL 4)

The Company is seeking a vote, on a non-binding advisory basis, regarding the frequency of the advisory vote on the compensation of the Company’s named executive officers as disclosed pursuant to the executive compensation disclosure rules of the SEC. Stockholders may vote to approve holding an advisory vote on the compensation of the Company’s named executive officers every one, two or three years.

The Board of Directors recommends that the advisory vote to approve named executive officer compensation occur every year (annually). The Board previously determined to hold an advisory vote on the compensation of the named executive officers every year until the next required advisory vote on the frequency of future advisory votes. The Company believes this frequency is appropriate because the Company values stockholder input on executive compensation and believes that an annual advisory vote will provide the Company with regular input on important issues relating to executive compensation.

When voting on this advisory vote on the frequency of the advisory vote on the compensation of the Company’s named executive officers, stockholders should understand that they are not voting “for” or “against” the recommendation of the Board of Directors to hold the advisory vote every year. Rather, stockholders will have the option to choose whether to approve holding future advisory votes on the compensation of the Company’s named executive officers every one, two or three years, or to abstain entirely from voting on the matter. The option that receives the most votes from stockholders will be considered by the Board of Directors as the stockholder’s recommendation as to the frequency of future stockholder advisory votes on the compensation of the Company’s named executive officers. However, the outcome of this vote on the frequency of future stockholder advisory votes on the compensation of the Company’s named executive officers is advisory and will not be binding on the Company or the Board of Directors. Accordingly, the Board of Directors may choose to hold the advisory vote on the compensation of the Company’s named executive officers on a more or less frequent basis than the option recommended by stockholders. Nevertheless, the Board of Directors will review and consider the outcome of this vote when making its determination as to the frequency of future advisory stockholder votes on the compensation of the Company’s named executive officers.

Our Board recommends that stockholders vote for “ONE YEAR” as the frequency of holding the advisory vote on the compensation of the Company’s Named Executive Officers.

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NAMED EXECUTIVE OFFICERS

The following provides summary information regarding the experiences of the Company’s Chairman, Chief Executive Officer and President, Executive Vice President and Chief Financial Officer and three most highly compensated current executive officers other than the two foregoing officers. The named executive officer profiles exclude Darin Holderness, who served as Senior Vice President, Chief Financial Officer and Treasurer until his resignation from such positions on May 17, 2016, but remained as an adviser to the Company until January 5, 2017. Due to his role as the Chief Financial Officer during the 2016 year, he is required to be identified as a named executive officer for the 2016 year in the compensation disclosures that follow these biographies.

Timothy A. Leach, age 57, has been the Chairman of the Board of Directors and Chief Executive Officer of the Company since its formation in February 2006 and the President of the Company since July 2009. Prior to the formation of the Company, Mr. Leach was the Chairman of the Board of Directors and Chief Executive Officer of two private companies, and employed by Parker & Parsley Petroleum Company (now Pioneer Natural Resources) in a variety of capacities, including serving as Executive Vice President and as a member of its Executive Committee. He is a graduate of Texas A&M University with a Bachelor of Science degree in Petroleum Engineering.
E. Joseph Wright, age 57, has been the Executive Vice President and Chief Operating Officer of the Company since November 2013. Mr. Wright was the Senior Vice President and Chief Operating Officer from November 2010 to November 2013. Mr. Wright was the Vice President — Engineering and Operations since the Company’s formation in February 2006 to October 2010. Prior to the formation of the Company, Mr. Wright served in various senior officer positions for two private companies, including as the Vice President – Operations & Engineering, and was employed by Mewbourne Oil Company in several operations, engineering and capital markets positions. He is a graduate of Texas A&M University with a Bachelor of Science degree in Petroleum Engineering.

Jack F. Harper, age 45, has been the Executive Vice President of the Company since March 2014 and the Chief Financial Officer of the Company since May 2016. From May 2016 to August 2016, Mr. Harper was also the Treasurer of the Company. From January 2013 until March 2014, Mr. Harper was involved in private investments at Hedloc Investment GP, LLC, the general partner of Hedloc Investment Company, LP. From 2006 to 2013, Mr. Harper served in a variety of capacities at the Company, including serving as the Company’s Senior Vice President and Chief of Staff, Vice President — Business Development and Capital Markets and Director of Investor Relations and Business Development of the Company. Prior to joining the Company in 2006, Mr. Harper was employed by Unocal Corporation as Manager of Planning and Evaluation and Manager of Business Development, by Pure Resources, Inc. in various capacities, including in his last position as Vice President, Finance and Investor Relation, and by Tom Brown, where his last position was Vice President, Investor Relations, Corporate Development and Treasurer. He is a graduate of Baylor University with a Bachelor of Business Administration degree in Finance.

C. William Giraud, age 37, has been the Executive Vice President, Chief Commercial Officer and Corporate Secretary of the Company since November 2013. Mr. Giraud was the Senior Vice President, Chief Commercial Officer and Corporate Secretary of the Company from May 2013 to November 2013. Mr. Giraud was the Senior Vice President, General Counsel and Secretary of the Company from October 2010 to May 2013. Mr. Giraud was the Vice President — General Counsel and Secretary of the Company from November 2009 to October 2010. Prior to joining the Company, Mr. Giraud practiced corporate and securities law at Vinson & Elkins, L.L.P. He is a graduate of Wake Forest University with a Bachelor of Arts degree in Economics and a graduate of the University of Texas School of Law with a Doctor of Jurisprudence degree.

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J. Steve Guthrie, age 55, has been the Senior Vice President of Business Operations and Engineering of the Company since November 2013. Mr. Guthrie previously served as the Vice President of Texas of the Company from October 2010 to November 2013. Mr. Guthrie also served as Texas Asset Manager of the Company from July 2008 to October 2010 and as Corporate Engineering Manager from August 2004 to July 2008. Prior to joining the Company in 2004, Mr. Guthrie was employed by Moriah Resources as Business Development Manager, by Henry Petroleum in various engineering and operations capacities and by Exxon in several engineering and operations positions. Mr. Guthrie is a graduate of Texas Tech University with a Bachelor of Science degree in Petroleum Engineering.

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COMPENSATION DISCUSSION AND ANALYSIS

•	Executive Summary
•	Compensation Best Practices
•	Compensation Philosophy and Process
•	2016 Compensation Decisions
•	2017 Compensation Program Design
•	Other Compensation Practices and Policies

Executive Summary

The Company’s executive compensation program is designed to reward the leadership team for delivering results against its long-term objectives, which is how the Company creates value for its stockholders. The program’s design aligns the interests of the Company’s executive team and stockholders by linking pay to various performance metrics over the short and long-term. Awards are made using a mix of fixed and variable components with different time horizons and payout forms (cash and stock) to reward annual and sustained performance over the long-term while discouraging imprudent risk taking. At the 2016 annual stockholders’ meeting, stockholders approved the Company’s named executive officer compensation program, with more than 99% of votes cast in favor. For 2017, the Company’s compensation program is continuing its evolution by becoming more formulaic and by the Company revising its peer group to maintain comparability to similarly-sized peers.

2016 Performance Highlights

The Compensation Committee has made performance-based compensation an increasingly important element of executive officer compensation in recent years. Accordingly, it is important to review and understand the Company’s performance when looking at the Company’s 2016 executive compensation.

Based on the strong results in 2016, Concho’s executive officers received a cash bonus of 171.5% of target. The company’s shareholder return for the 2014-2016 performance period resulted in outstanding performance shares being earned at December 31, 2016 at 182.5% of target

Performance highlights for 2016 include:

•     Increased production 5% year-over-year, which compares to the Company’s initial production growth target for 2016 of a decrease of 5% year-over-year

•     Continued focused on optimizing drilling and completion methods

•     Continued to advance full-field development and increase operational efficiencies through pad drilling, batch completions, multi-zone targeting and long-lateral development

• Maintained safety performance levels for the Company’s employees and contractors that significantly outperformed the Company’s industry peers • Opened onsite wellness and childcare facilities

•     Demonstrated capital discipline by executing a drilling program within cash flows from operations as well as within the Company’s guidance range

•     Significantly reduced annual cash cost structure

•     Reduced long-term debt by more than $600 million and successfully refinanced senior notes

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•     Consolidated approximately 68,000 net acres in key operating areas, increasing the Company’s long-lateral development opportunities and enhancing the Company’s exposure to premier resources with significant development upside

•     Prudently financed acquisitions with a combination of non-core asset sales, equity issuances and cash on hand, thereby preserving the Company’s financial strength while building scale in key growth areas

Executive Compensation Program

The key features of the Company’s executive compensation program for the following executive officers (“named executive officers” or “NEOs”) are outlined in this section:

Name	Title (as of December 31, 2016)
Timothy A. Leach	Chairman of the Board, Chief Executive Officer and President
E. Joseph Wright	Executive Vice President and Chief Operating Officer
Jack F. Harper	Executive Vice President and Chief Financial Officer
C. William Giraud	Executive Vice President, Chief Commercial Officer and Corporate Secretary
J. Steve Guthrie	Senior Vice President of Business Operations and Engineering
Darin G. Holderness*	Former Senior Vice President, Chief Financial Officer and Treasurer
*	Mr. Holderness resigned as an officer of the Company on May 17, 2016, but remained as an employee of the Company until
January 5, 2017. Due to his role as the Chief Financial Officer during the 2016 year, he is required to be identified as a named executive officer for the 2016 year.

Elements of the Company’s 2016 Total Compensation

The Company compensates its executive management using a mix of base salary, annual performance bonus and equity grants, with the following objectives:

•	attracting and retaining key executive officers critical to long-term success;
•	compensating those executive officers fairly and competitively for their responsibilities and accomplishments;
•	aligning management’s incentives with the long-term interests of the Company’s stockholders; and
•	paying for performance, both on a Company and individual basis.

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The Company’s executive officer compensation program for 2016 was comprised of the following four components: base salaries, performance-based annual cash incentive awards, long-term equity incentive grants (time-based and performance-based) and a broad-based benefits program. The Compensation Committee determined the appropriate level for each compensation component during 2016 based on the Company’s recruiting and retention goals, its view of internal pay parity and consistency, peer group data and overall Company performance.

Compensation Element	Performance Period	Performance Measures/Vesting	What It Does
Base Salary	–	–	• Provides competitive fixed pay
Short-Term Incentive Awards	1 Year

•  Capital productivity (production growth, core capital expenditures)

•  Cost control (direct lease operating expense, cash general and administrative expense)

•  Shareholder returns (absolute stock performance)

•  Leadership and safety

• Aligns cash bonus with individual leadership, shareholder returns and company performance metrics • Measures performance against strategic initiatives pursued by the Company • Paid in cash
Long-Term Incentive Awards	4 Years for Time-based Incentive Awards (2017-2020)	• Time-based incentive awards vest ratably over four years	• Aligns payout directly with shareholder value creation • Paid in shares
	3 Year Performance Period for Performance-based Incentive Awards (2016-2018)	• Performance-based incentive awards • Total shareholder return (TSR) versus peer group • Absolute annualized TSR	• Encourages sustainable, long-term financial performance along with executive retention • Paid in shares

As in previous years, the Compensation Committee, with the assistance of the Company’s independent compensation consultant, reviewed the compensation practices of peers within the industry and took actions in 2016 to align the Company’s compensation levels with the Company’s long-term objectives and with those of the industry. The Compensation Committee also considered the results of the advisory “say-on-pay” vote at the most recent annual stockholders meeting, in which the compensation of the named executive officers was approved by approximately 99% of stockholders voting. The Company’s key executive compensation decisions for 2016 are summarized below.

Key Compensation Decisions for 2016

•	No change to base salaries for executive officers from their 2015 base salary level

•	Awarded a 50/50 mix of performance units and restricted stock, except in the case of Mr. Leach, who received 1/3 of his annual equity awards in the form of restricted stock and 2/3 in the form of performance units

•	Established the 2016 annual bonus program for its officers, which reduces the discretionary component of the program by setting financial and operational goals that are aligned with the Company’s performance

•	Aligned internal pay parity and consistency while considering peer compensation metrics for individual roles and executive officers generally

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Say On Pay Vote

In June 2016, the Company held an advisory stockholder vote on the compensation of named executive officers at the annual stockholders’ meeting, and, consistent with the recommendation of the Board of Directors, stockholders approved the Company’s named executive officer compensation, with more than 99% of votes cast in favor. Consistent with this strong showing of stockholder approval, the Company has not undertaken any material changes to the Company’s executive compensation programs directly in response to the outcome of the vote.

Compensation Best Practices

The Compensation Committee believes that the Company’s executive compensation program follows best practices aligned with long-term stockholder interests. Below are highlights of the Company’s compensation practices:

What We Do

Pay for Performance – The annual cash bonus plan is tied to annual operational and financial goals, while preserving the Compensation Committee’s ability to qualitatively assess the performance of the Company’s named executive officers. A significant component of the Company’s named executive officers’ compensation is in the form of performance units, which are based on both the Company’s absolute stockholder return and relative stockholder return to the Company’s peers over a three-year period.

Align Compensation with Long-Term Performance – Approximately 80% of the annual compensation of each of the Company’s named executive officers is in the form of equity incentive grants with long-service vesting requirements of a three-year “cliff” performance period for performance units and a four-year ratable vesting for restricted stock awards.

Stock Ownership Guidelines – The Company has adopted strong stock ownership guidelines, which all named executive officers meet.
Independent Compensation Consultant – The Compensation Committee benefits from the retention of an independent compensation consultant that provides no other paid services to the Company.

Payout of Performance Units Upon Change of Control – For performance units included as part of the annual award, the Company will payout such performance units based on performance, versus at target, in the event of a change of control.

Double-Trigger Equity Vesting Acceleration – For restricted stock and stock options, the Company includes a double-trigger mechanism so that accelerated vesting will only occur upon termination without cause or for good reason in the event of a change of control.

Review Comparative Compensation Data – The Compensation Committee reviews comparative compensation data for executive officers prior to making annual executive compensation decisions.

What We Don’t Do
No Excise Tax Gross-Ups Upon Change of Control
No Repricing Underwater Stock Options
No Hedging or Pledging Shares of the Company by Directors or Officers
No Guaranteed Bonuses
No Excessive Perquisites
Base salary severance multipliers not greater than 2.0x for any NEO

Compensation Philosophy and Process

The success of the Company and its ability to maximize stockholder value is dependent on its ability to attract, retain and motivate the best available talent in the energy industry. As such, the Compensation Committee views the Company’s most important asset, its people, as an investment rather than an expense. Consequently, the Compensation Committee has developed overarching objectives for its executive compensation program, which are as follows:

•	attract, retain and motivate the best available talent in the energy industry;
•	align the interests of the Company’s executive officers with those of its stockholders; and
•	pay for performance, whereby an executive officer’s total compensation opportunity will be heavily influenced by the Company’s performance, as well as the executive officer’s individual performance.

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To accomplish these objectives, the Company provides what it believes is a competitive total compensation package to the Company’s executive officers through a combination of base salary, performance-based annual cash incentive awards, both performance and time-based long-term equity incentive compensation and broad-based benefit programs.

In determining total compensation for the Company’s executive officers, the Compensation Committee aligns management incentives with long-term value creation for the Company’s stockholders. To that end, the Compensation Committee targets total compensation to be such that base salaries are near the market median and that annual cash incentives and long-term incentives provide the opportunity to realize total compensation above the 50th percentile of the Company’s peer group, if individual and Company performance warrants. In keeping with its philosophy of “pay for performance,” the Compensation Committee may award total compensation amounts that exceed or fall short of market median.

The Compensation Committee works with the executive management team and Meridian Compensation Partners, an external advisory firm, to ensure the compensation program aligns with industry standards and has a balanced design that aligns compensation and performance. The roles and the responsibilities of the Compensation Committee, the Company’s management and Meridian are summarized here.

Compensation Committee (3 Independent Directors)

The Compensation Committee approves all compensation decisions relating to the Company’s executive officers, oversees the Company’s compensation benefit plans and oversees the Company’s stock incentive plan (including reviewing and approving all equity grants to the Company’s executive officers). The Compensation Committee is empowered by the Board of Directors and by the Compensation Committee’s charter to make all decisions regarding compensation for the Company’s executive officers. In his role as chairman of the Compensation Committee, Mr. Merriman sets the Compensation Committee’s meeting agendas, meeting times and calendar. In addition, the Compensation Committee members speak frequently with each other concerning compensation matters outside of regularly scheduled Compensation Committee meetings. Mr. Merriman regularly reports to the entire Board of Directors regarding compensation matters and calls upon counsel, the Company’s independent compensation consultant and expertise of other members of the Board of Directors as he and the other members of the Compensation Committee deem advisable.

The Company’s Executive Management Team

The Compensation Committee meets outside the presence of all of the Company’s executive officers to consider appropriate compensation for the Company’s Chief Executive Officer. When determining compensation for other executive officers, the Compensation Committee initially consults with the Chief Executive Officer and Chief Commercial Officer. After these initial consultations, the Compensation Committee meets with the Chief Executive Officer in making other executive officer compensation determinations. The Company’s Chief Executive Officer reviews other executive officers’ performance with the Compensation Committee and makes recommendations with respect to appropriate base salaries, awards under the Company’s annual cash incentive plan and grants of long-term equity incentive awards for the other executive officers. Based in part on these recommendations from the Company’s Chief Executive Officer and other considerations discussed below, the Compensation Committee establishes and approves the compensation package for each of the Company’s other executive officers.

  Meridian Compensation Partners (Consultant to the Company’s Compensation Committee)

For 2016 compensation, the Compensation Committee engaged Meridian as its independent compensation consultant. The Compensation Committee’s compensation consultant reports only to the Compensation Committee; although, it may, from time to time, contact the Company’s executive officers for information necessary to fulfill its assignment and may make reports and presentations to and on behalf of the Compensation Committee that the Company’s executive officers also receive. Representatives from the compensation consultant attend certain of the Compensation Committee meetings and advise the Compensation Committee on an ongoing basis with regard to general trends in director and executive compensation matters, including (i) competitive market analysis; (ii) incentive plan design; (iii) peer group selection; and (iv) other matters requested from time to time by the Compensation Committee. The Compensation Committee has engaged Meridian again for 2017. The Compensation Committee has the sole authority to hire and terminate its compensation consultant, and the Compensation Committee is not under any obligation to follow the advice or recommendations of any consultant it chooses to engage.

In engaging Meridian for 2016, the Compensation Committee considered the six factors delineated by the SEC in Rule 10C-1 of the Securities Exchange Act of 1934 and the listing standards of the NYSE and determined that Meridian was independent with no disclosable conflicts of interest.

Compensation Peer Group

The Compensation Committee has selected a group of companies that it considers a peer group for executive compensation analysis purposes. For 2016, the Compensation Committee’s independent compensation consultant, Meridian, compiled compensation data for the peer group from its North America Oil & Gas Exploration and Production Compensation Survey, as

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well as publicly filed documents. The Compensation Committee uses the compensation data to compare the compensation of the Company’s executive officers to comparably titled persons at companies within its peer group, generally targeting base salaries for the Company’s executive officers which are near the market median of its peer group, and targeting annual cash and long-term incentives so that the Company’s executive officers will have the opportunity to realize total compensation above the 50th percentile of the Company’s peer group if Company and individual performance warrants such compensation. The Compensation Committee also uses the Company’s peer group, for performance unit purposes, to measure the Company’s stock performance relative to the Company’s peer group. As a result of varying executive leadership structures across the Company’s peer companies, the Compensation Committee also considers peer compensation data summarized by order of pay (i.e., second highest paid, third highest paid, etc.) and aggregated by the compensation opportunity of the named executive officers collectively as a management team at each peer company.

Each year, the Compensation Committee reviews and re-determines the composition of the Company’s peer group so that the peer group consists of oil and gas exploration and production companies with assets and market capitalization similar to the Company and who potentially compete with the Company for executive talent.

The Company’s peer group at the beginning of 2016 for compensation purposes consisted of:

* Apache Corporation * Cabot Oil & Gas Corporation * Chesapeake Energy Corporation * Cimarex Energy Company * Continental Resources, Inc.	* Devon Energy Corporation * Energen Corporation * Marathon Oil Corporation * Newfield Exploration Company * Noble Energy, Inc.	* Pioneer Natural Resources Company * QEP Resources, Inc. * Range Resources Corporation * Southwestern Energy Company * Whiting Petroleum Corporation

The following charts illustrate the Company’s size compared to the compensation peer group median on enterprise value and market capitalization as of December 31, 2016.

2016 Compensation Decisions

Base Salaries

The Company pays base salaries to provide a minimum, fixed level of cash compensation for its named executive officers. The Compensation Committee believes that paying base salaries near the market median is necessary to achieve the Company’s compensation objectives of attracting and retaining executives with the appropriate abilities and experience required to lead the Company. On an annual basis, the Compensation Committee reviews salary ranges and individual salaries for each of the Company’s executive officers as compared to the salaries of comparable officer positions in the Company’s peer group. In December 2015, the Compensation Committee established 2016 base salary levels for each named executive officer after consideration of market median pay levels, the individual’s responsibilities, skills and experience, and the base salaries of others on the executive team. Based on its review, the Compensation Committee determined that no changes should be made to the current base salaries of the named executive officers in recognition of low commodity prices and in order to help manage cash costs.

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Annual Cash Incentives

At the beginning of each year, the Compensation Committee establishes an annual performance bonus program, which is designed to reward the Company’s executive officers for achieving both short and long-term performance and strategic goals. Performance is judged at the end of the year based on execution on certain objective metrics as well as other performance criteria, including performance relative to peer companies, although the Compensation Committee retains discretion to determine the ultimate bonus amount to be paid.

2016 Annual Incentive Design

Each named executive officer is assigned a target bonus as a percentage of base salary, based on the pay level that the Compensation Committee deems to be competitive and appropriate assuming all of the Company’s performance goals are achieved at the “target” level. In addition, the Compensation Committee reviews target bonus percentages for similarly-titled and compensation-ranked executives of the Company’s peer group when setting the target bonus percentage for each named executive officer of the Company. Actual bonuses generally range from zero to two times a participant’s target percentage based on the Compensation Committee’s assessment of the Company’s performance and that of each named executive officer. The bonus awards made to the Company’s named executive officers for 2016 were determined using the following formula:

Target bonuses for 2016 as percentages of base salary for the named executive officers, remained the same from 2015, which were as follows:

Name	2016 Target Bonus % of Base Salary
Timothy A. Leach	125%
E. Joseph Wright	100%
Jack F. Harper	100%
C. William Giraud	100%
J. Steve Guthrie	80%
Darin G. Holderness	80%

Objective Performance Goals

The objective performance goals comprise 50% of a named executive officer’s total target opportunity under the annual bonus program and derive from the Company’s annual business plan to reflect the key strategic and business goals for that year. The Compensation Committee believes that these performance goals contribute to stockholder returns by appropriately concentrating the executives’ attention on factors that serve as indicators of how effectively the Company is conducting its operations. For each 2016 performance measure, the Company established performance goals for the year consistent with the Company’s financial and strategic plans. For each of the specific performance goals, the Compensation Committee established “threshold”, “target” and “stretch” goals. Threshold, target and stretch level performance results in a 0%, 50% and 100% achievement, respectively. The table below shows the objective performance measures and weighting determined by the Compensation Committee and the Company’s performance results for fiscal year 2016. Core capital expenditures do not include subsequently approved acquisitions or midstream system expansion costs.

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2016 Objective Performance Measures and Performance Payout Percentage

Performance Measure	Weighting	2016 Threshold Goal (0%)	2016 Target Goal (50%)	2016 Stretch Goal (100%)	2016 Performance Results	Earned Performance Total
Production Growth	20%	48.4MMBoe	51MMBoe	53.6MMBoe	54.2MMBoe*	20%
Core Capital Expenditures	20%	$1.43 Billion	$1.23 Billion	$1.03 Billion	$1.23 Billion*	10%
Direct Lease Operating Expense	20%	$425 Million	$395 Million	$365 Million	$320 Million	20%
Cash General and Administrative Expense	20%	$190 Million	$170 Million	$150 Million	$167 Million	11.5%
Absolute Stock Performance	20%	-5%	5%	15%	43%	20%
TOTAL	100%	—		—	—	81.5%

*	Adjusted to exclude the 2016 acquisition of assets from Reliance Energy, Inc. and other associated entities.

Discretionary Component

The discretionary component comprises the other 50% of a named executive officer’s total target opportunity under the annual bonus program and encourages achievement of both short and long-term strategic goals. With respect to the discretionary component, the Compensation Committee evaluates factors of company performance not otherwise considered by the objective performance goals, including operational execution, productivity improvements, changes in estimated proved reserves, resource identification, health and safety, acquisition and divestiture activity, balance sheet management and relative stock price performance.

In evaluating the performance of the named executive officers during 2016, the Compensation Committee considered the following performance factors:

•	productivity and efficiency improvements, including continuation of completion optimization, expansion of longer lateral development and an increase in pad development;

•	optimization of organization size and structure for current business environment;

•	reduction of controllable costs, including capital, lease operating expenses, general and administrative and interest expenses; and

•	reduction of long-term debt.

In determining the discretionary component of the 2016 cash bonus award, the Compensation Committee evaluated the overall performance of the named executive officers as excellent.

Total Annual Incentive Award

Following the Compensation Committee’s assessment of the Company’s and each named executive officer’s performance in 2016, the Compensation Committee determined bonus awards for the Company’s named executive officers as follows:

Name	Base Salary	Target Bonus Percentage	Objective Performance Percentage	Discretionary Component Percentage	2016 Bonus Award
Timothy A. Leach	$1,000,000	125%	81.5%	90%	$2,143,750
E. Joseph Wright	575,000	100%	81.5%	90%	986,125
Jack F. Harper	550,000	100%	81.5%	90%	943,250
C. William Giraud	525,000	100%	81.5%	90%	900,375
J. Steve Guthrie	440,000	80%	81.5%	90%	603,680
Darin G. Holderness*	—	—	—	—	—

*	Mr. Holderness was not eligible for an incentive award pursuant to the executive officer annual incentive program due to his resignation from his executive officer position in May 2016.

Long-Term Incentive Awards

The annualized value of the long-term equity incentive compensation is intended to be the largest component of each named executive officer’s overall compensation package because the Compensation Committee believes significant emphasis on stock-based compensation effectively aligns the interests of the Company’s named executive officers with those of its stockholders, providing incentive to the Company’s named executive officers to focus on the long-term success of the

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Company. In addition, the Company has historically utilized multi-year vesting periods, typically four years, when granting time-based long-term equity incentive compensation to facilitate the compensation objective of retaining the Company’s named executive officers, although certain events may modify the general vesting schedule of the awards, as described in more detail below within the section titled “Potential Payments Upon a Termination or Change of Control.”

The total target value of each named executive officer’s annual long-term equity incentive award is set in the first quarter each year and is based significantly on the Compensation Committee’s review of peer group data provided by its compensation consultant and the Compensation Committee’s view of each executive officer’s role and contribution at the Company. Award values are generally targeted at the median of the Company’s peer group, which is consistent with the Compensation Committee’s overall compensation philosophy. In addition to peer group data, the Compensation Committee considers and reviews individual performance and the Company’s performance to determine the value of each individual officer’s long-term equity incentive award, which may vary above or below the median for that particular officer. The Company’s annual awards are determined based on a targeted dollar value. The Compensation Committee determined for 2016 to grant 50% of the annual equity awards in the form of time-based restricted stock and 50% in the form of a performance-based equity compensation award (described below), with Mr. Leach receiving a grant of 1/3 of his annual equity awards in the form of time-based restricted stock and 2/3 in the form of a performance-based equity compensation award.

Based on the foregoing considerations, in January 2016 the Company granted time-based restricted stock and performance unit awards to all officers, including the named executive officers that were employed at the time as follows:

Name	Number of Shares Subject to Restricted Stock Awards	Target Number of Shares Issuable Under Performance Unit Awards
Timothy A. Leach	23,352	46,703
E. Joseph Wright	18,322	18,322
Jack F. Harper	16,167	16,167
C. William Giraud	14,011	14,011
J. Steve Guthrie	8,084	8,084
Darin G. Holderness	8,084	8,084

The performance units granted to the named executive officers were granted with respect to a performance period that began on January 1, 2016, and will end on December 31, 2018. The peer group applicable to the performance units granted in January 2016 is the same peer group that is identified above under the heading “Compensation Peer Group.”

For 2017, the Compensation Committee process for making long-term incentive awards was similar to the process for 2016. The Compensation Committee determined to grant 50% of the annual equity awards in the form of time-based restricted stock and 50% in the form of a performance-based equity compensation award (described below), with Mr. Leach receiving a grant of 1/3 of his annual equity awards in the form of time-based restricted stock and 2/3 in the form of a performance-based equity compensation award. The 2017 performance units granted to the named executive officers were granted with respect to a performance period that began on January 1, 2017, and will end on December 31, 2019. The peer group applicable to the performance units granted in January 2017 is the same peer group that is identified below under the heading “Updated Compensation Peer Group.”

In January 2017, the Company granted restricted stock and performance unit awards to its current named executive officers as follows:

Name	Number of Shares Subject to Restricted Stock Awards	Target Number of Shares Issuable Under Performance Unit Awards
Timothy A. Leach	17,350	34,690
E. Joseph Wright	12,720	12,720
Jack F. Harper	11,972	11,972
C. William Giraud	11,224	11,224
J. Steve Guthrie	5,612	5,612

Each performance unit represents the holder’s right to receive one share of the Company’s common stock, provided that certain performance criteria are met during a specified time period and that the named executive officer remains employed during such specified performance period. The number of shares of the Company’s common stock that may be delivered pursuant to the settlement of that performance unit will range from 0% to 300% of the target number of performance units granted, subject to the level of satisfaction of the performance goal achieved. The performance goal applicable to the performance units is a combination of a total stockholder return (“TSR”) relative to the Company’s peer group and the absolute annualized TSR achieved by the Company during the performance period.

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TSR (for the Company or for a peer company, as applicable) is defined as the percentage rate of return that stockholders receive through stock price changes and the receipt of cash dividends, if any, paid over the specific performance period, using the following formula:

“Closing Value” generally means the average of the closing price of the common stock on each trading day during the period that begins on the first day of the calendar month in which the last day of the performance period occurs and ending on the last day of the performance period. The “Initial Value” is generally defined to mean the average of the closing price of the common stock on each trading day in the calendar month immediately preceding the performance period. The “Cash Dividends” will be the sum of any cash dividends paid during the applicable performance period.

The relative TSR for the performance units will compare the Company’s TSR to the TSR of the Company’s peer group over the performance period. Using straight line interpolation between levels, the applicable percentage of target performance units that may be earned with respect to the relative TSR goal will be as follows:

Company’s Relative Ranking	Applicable Percentage
90th Percentile or Above	200%
70th Percentile	150%
50th Percentile	100%
25th Percentile	50%
Below the 25th Percentile	0%

The percentage of target performance units that may be earned with respect to the absolute annualized TSR goal will be determined in accordance with the following table:

Company’s Annualized Total Stockholder Return for the Performance Period	Applicable Percentage
Less than 0%	50%
0% to 15%	100%
Greater than 15%	150%

At the end of the performance period, the Compensation Committee must certify whether and to the extent that the performance goals have been achieved and will determine the number of performance units, if any, determined to be earned for the performance period. The number of performance units deemed to be earned will equal the product of the target number of performance units initially granted to the individual multiplied by the percentage determined with respect to relative TSR under the table above and multiplied by the percentage determined with respect to absolute annualized TSR under the table above. Like the restricted stock awards, certain events may modify the general payout schedule of the performance units, as described in more detail below within the section titled “Potential Payments Upon a Termination or Change of Control.”

The performance units granted to the named executive officers in January 2014 for the 2014-2016 performance period were eligible to be certified by the Compensation Committee upon the end of the performance period on December 31, 2016. The Compensation Committee evaluated relative TSR (based on the Company’s peer group at the time such performance units were granted in January 2014) and absolute annualized TSR during the performance period. The number of performance units deemed to be earned for the 2014-2016 period were as follows:

Name	Target Number of Performance Unit Awards	Company’s Relative Ranking	Relative TSR Payout Percentage	Company’s Annualized TSR	Absolute Annualized TSR Payout Percentage	Actual Payout of Shares
Timothy A. Leach	62,869	83rd Percentile	182.5%	10.4%	100%	114,736
E. Joseph Wright	16,443	83rd Percentile	182.5%	10.4%	100%	30,009
Jack F. Harper(1)	—	—	—	—	—	—
C. William Giraud	11,123	83rd Percentile	182.5%	10.4%	100%	20,300
J. Steve Guthrie	4,836	83rd Percentile	182.5%	10.4%	100%	8,826
Darin G. Holderness	9,672	83rd Percentile	182.5%	10.4%	100%	17,652

(1)	Mr. Harper did not receive any performance units in 2014.

2017 PROXY STATEMENT	36

2017 Compensation Program Design

The Compensation Committee reviewed the design of the Company’s executive compensation program and made changes intended to further emphasize pay-for-performance and recognize the Company’s strategic initiatives. The following table summarizes the key changes for 2017.

Key Changes to 2017 Executive Compensation Program

•      Increased base salaries for executive officers by approximately 5% from their 2016 base salary level (which was the same as their 2015 base salary level as there were no base salary increases in 2016)

•      Increased relative impact of formulaic portion of annual cash incentive program by changing the weighting to 60% formulaic and 40% discretionary

•      Introduced new capital efficiency metric of production growth per debt-adjusted share to formulaic portion of annual cash incentive program

•      Modification of capital expenditure metric in formulaic portion of annual cash incentive program from an absolute amount to ratio of capital expenditures to after-tax cash flow

•      Modifications to compensation peer group

Updated Compensation Peer Group

The Compensation Committee annually reviews the compensation peer group. The Compensation Committee considers companies across a number of relevant factors and companies with which the Company competes for executive talent. In addition, the Compensation Committee identified prominent S&P 500 companies, generally with similar degrees of business complexities as the Company. The Compensation Committee believes that the companies listed below are a reasonable group to compare competitive practices:

* Anadarko Petroleum Corporation * Apache Corporation * Cabot Oil & Gas Corporation * Cimarex Energy Company * Continental Resources, Inc. * Devon Energy Corporation	* Diamondback Energy, Inc. * EOG Resources, Inc. * Hess Corporation * Marathon Oil Corporation * Newfield Exploration Company * Noble Energy, Inc.	* Occidental Petroleum Corporation * Pioneer Natural Resources Company * Range Resources Corporation * Southwestern Energy Company

The following charts illustrate the Company’s size compared to the 2017 compensation peer group median on enterprise value and market capitalization as of December 31, 2016.

Other Compensation Practices and Policies

Dividend Rights for Equity Awards

Although the Company has not historically paid dividends on its common stock, the time-based restricted stock awards and the performance units that were granted in 2016 each were designed to provide the holder with certain dividend rights. With

2017 PROXY STATEMENT	37

respect to the time-based restricted stock awards, if dividends are paid on the common stock during the vesting period for that award, any dividends that are paid in the form of the Company’s common stock will be subject to the same time-based vesting schedule as the underlying award, while dividends that are paid in any other form (including cash) shall be paid to the award holder no later than the end of the calendar year in which the dividend is paid, but in no event later than March 15th of the calendar year following the year in which the dividend is paid. With respect to the performance unit awards, the award holder received dividend equivalent rights, which means that if the Company pays cash dividends on its common stock during the performance period, the dividend value attributable to the common stock underlying each outstanding performance unit will be accumulated in a bookkeeping account and paid to the award holder if and when the underlying performance unit is settled. However, dividend equivalent rights are capped at the target number of the performance units granted, even if the performance unit is settled at a level that is above target.

Stock Ownership Guidelines

The Compensation Committee established stock ownership guidelines under which the Company’s Chief Executive Officer is expected to own shares of the Company’s common stock having a market value of at least five times his base salary, and each of the Company’s other executive officers is expected to own shares of the Company’s common stock having a market value of at least three times his respective base salary. All executive officers are expected to meet these guidelines within three years of becoming an executive officer. The Company’s stock ownership guidelines are designed to increase an executive’s equity stake in the Company and to align an executive’s interests more closely with those of the Company’s stockholders. As of December 31, 2016, all of the Company’s executive officers were in compliance with the stock ownership guidelines.

Anti-Hedging, Anti-Pledging Policy

The Company’s Insider Trading Policy expressly prohibits directors and officers from entering into equity derivative or other financial instruments that would have the effect of limiting rewards and downward market risk of owning the Company’s securities (including equity securities received as part of the Company’s compensation program). In addition, the policy prohibits directors and officers from purchasing Company securities on margin and pledging such securities as security for loans (including with respect to a margin account).

Potential Payments Upon a Termination or Change of Control

The Company maintains an employment agreement with each of the named executive officers that provides potential severance payments upon the termination of their employment in certain situations. On December 19, 2008, the Company entered into new employment agreements with all of its then-executive officers, which became effective on January 1, 2009. In connection with the January 2009 agreements, the Compensation Committee was advised by its compensation consultant regarding market competitive levels for the compensation related terms and conditions in the new employment agreements. The January 2009 employment agreements were designed so that all officers would have generally similar employment agreements. The Company’s current named executive officers’ employment agreements are all substantially similar to the January 2009 agreements, except for the employment agreement the Company entered into with Mr. Holderness in May 2016 that governed his transition into retirement, which is described in greater detail within the section below titled “Potential Payments Upon a Termination or Change of Control.”

Generally, in the event that the employment of the named executive officers are terminated by the Company other than for “cause” (and not by reason of death or disability) or if they terminate their employment following a “change in duties,” the executives will receive severance equal to eighteen months of base salary (twenty-four months of base salary in the case of Mr. Leach), as well as up to twelve months continued medical benefits. If the same termination events fall within the two year period immediately following a change of control, each of the Company’s named executive officers is entitled to an increased severance payment equal to two years of base salary and average annual bonus, accelerated vesting of any unvested stock option and restricted stock awards, and up to eighteen months continued medical benefits.

The performance unit award agreement pursuant to which the 2016 performance units were granted to the named executive officers provides that, in the event of a change of control of the Company during the performance period, the TSR relative to the Company’s peer group and the Company’s absolute annualized TSR will be determined based on actual performance as if the performance period ended on the date of the change of control, and outstanding performance units will be settled immediately following such date.

The Company believes that these severance and change of control arrangements mitigate some of the risk that exists for executives working in a publicly owned company. These arrangements are intended to attract and retain qualified executives that could have job alternatives that may appear to them to be less risky absent these arrangements. Because of recent significant volatility in the oil and natural gas industry, the transactional nature of the industry historically, and the quality of the Company’s workforce and asset base, there is a possibility that the Company could be acquired in the future. Accordingly, the Company believes that the larger severance packages resulting from terminations related to change of control transactions provide an incentive for executives to continue to help successfully execute such a transaction from its early stages until consummation. The Compensation Committee believes that these severance and change of control arrangements provide

2017 PROXY STATEMENT	38

important protection to the Company’s executive officers, are consistent with the practices of peer companies and are appropriate for the attraction and retention of executive talent. More information on these severance and change of control agreements can be found below under “Potential Payments Upon a Termination or Change of Control.”

Other Benefits

The Company’s executive officers are eligible to participate in all of the Company’s employee benefit plans, such as medical, dental, vision, group life, disability, and accidental death and dismemberment insurance and 401(k) plan, in each case on the same basis as other employees, subject to applicable law. The Company provides vacation and other paid leave to all employees, including the Company’s executive officers, which are comparable to those provided within the oil and natural gas industry. The Company also pays the costs of the executive officers’ annual extensive physical examination. In 2016, the Company used The Ayco Company, L.P. (“Ayco”) to assist the Company’s executive officers with both financial counseling and personal tax preparation services.

During 2016, the Company utilized corporate aircraft to facilitate the travel of certain of the Company’s employees in a safe manner and with the best use of their time. Under his employment agreement, Mr. Leach is entitled to utilize the Company’s aircraft for business travel and reasonable personal travel in North America. Other senior executive officers are permitted under limited circumstances to use the Company’s aircraft for personal travel at the discretion of the Chief Executive Officer. The amount of personal use of the Company’s aircraft is reviewed by the Compensation Committee quarterly.

Aggregate incremental cost for personal aircraft usage was determined by calculating the variable costs (which include fuel, catering, aircraft maintenance, landing fees and trip related hangar, parking and pilot costs) for each aircraft during the year, dividing that amount by the total number of hours flown by the aircraft, and multiplying the result by the hours flown for personal use during the year. On occasions when the spouse or other family members of an executive officer accompanies the executive on a flight, no additional direct operating cost is incurred under the foregoing methodology.

Tax Policies

Section 162(m) of the Code places a limit of $1 million on the amount of compensation that the Company may deduct in any one year with respect to each of the Company’s Chief Executive Officer and other three most highly paid executive officers (other than its Chief Financial Officer). There is an exception to the $1 million limitation for performance-based compensation meeting certain requirements. The Company’s annual cash incentive plan does not currently meet the definition of performance-based compensation for purposes of Section 162(m) of the Code primarily because it is not formula driven, the performance goals applicable under the plan have not been approved by the Company’s stockholders and the Compensation Committee retains the right to make subjective evaluations of performance, including an assessment of how effectively management adapts to changing industry conditions and opportunities during the year. The performance unit awards utilized in the Company’s executive compensation program are intended to provide performance-based incentive compensation that would be deductible under Section 162(m) of the Code. To maintain flexibility in compensating the Company’s executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy requiring all compensation to be deductible.

2017 PROXY STATEMENT	39

COMPENSATION COMMITTEE REPORT

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis required by Item 402 of Regulation S-K promulgated by the SEC with management of the Company, and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that such Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

The Compensation Committee

Gary A. Merriman (Chairman)

William H. Easter III

John P. Surma

2017 PROXY STATEMENT	40

COMPENSATION OF NAMED EXECUTIVE OFFICERS

The compensation paid to the Company’s executive officers generally consists of base salaries, annual cash incentive payments, awards under the 2015 Stock Incentive Plan, contributions to the Company’s defined contribution 401(k) retirement plan and miscellaneous perquisites. The table below sets forth information regarding fiscal year 2016 compensation awarded to, earned by or paid to the Company’s named executive officers, which includes the Company’s Chief Executive Officer, Chief Financial Officer, three most highly compensated executive officers other than its Chief Executive Officer and Chief Financial Officer, and Darin G. Holderness, the Company’s former Senior Vice President, Chief Financial Officer and Treasurer. The table also sets forth information regarding compensation for the named executive officers during fiscal years 2015 and 2014, where applicable.

2016 Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	All Other Compensation(2)	Total
Timothy A. Leach Chairman, Chief Executive Officer and President	2016 2015 2014	$1,000,000 1,000,000 950,000	$2,143,750 1,750,000 1,520,000	$7,494,709 10,895,496 8,772,740	$171,778 135,799 149,033	$10,810,237 13,781,295 11,391,773
E. Joseph Wright Executive Vice President and Chief Operating Officer	2016 2015 2014	575,000 575,000 550,000	986,125 805,000 880,000	3,776,897 4,666,194 4,023,109	70,980 81,908 102,906	5,409,002 6,128,102 5,556,015
Jack F. Harper Executive Vice President and Chief Financial Officer	2016 2015 2014	550,000 550,000 411,923(3)	943,250 770,000 714,000	3,332,665 4,117,306 3,981,549	53,026 54,594 31,332	4,878,941 5,491,900 5,138,804
C. William Giraud Executive Vice President, Chief Commercial Officer and Corporate Secretary	2016 2015 2014	525,000 525,000 500,000	900,375 735,000 600,000	2,888,228 3,568,160 2,721,464	53,314 47,079 45,395	4,366,917 4,875,239 3,866,859
J. Steve Guthrie(4) Senior Vice President of Business Operations and Engineering	2016 2015 2014	440,000 — —	603,680 — —	1,666,436 — —	38,092 — —	2,748,208 — —
Darin G. Holderness(5) Former Senior Vice President, Chief Financial Officer and Treasurer	2016 2015 2014	475,000 475,000 450,000	— 532,000 540,000	1,666,436 2,744,956 2,366,448	41,069 46,717 45,240	2,182,505 3,798,673 3,401,688

(1)	The amounts reported in the “Stock Awards” column represent the aggregate grant date fair value of the restricted stock and performance unit awards computed in accordance with FASB ASC Topic 718, disregarding any estimates of forfeiture. The performance unit awards granted in 2016, 2015 and 2014 are subject to market conditions and have been valued based on the probable outcome of the market conditions as of the grant date of the awards. Additional detail regarding the Company’s share-based awards is included in Note 6 to Consolidated Financial Statements included in “Item 8. Financial Statements and Supplementary Data” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

2017 PROXY STATEMENT	41

(2)	The amounts reported for 2016 in the “All Other Compensation” column consist of (i) the Company’s matching contributions on behalf of each named executive officer under the Company’s 401(k) plan, (ii) life insurance premiums, (iii) the cost of an annual physical, (iv) personal aircraft usage and (v) the cost of financial and benefits counseling services provided by Ayco. Personal aircraft usage in 2016 for each of the named executive officers represents the aggregate incremental cost to the Company for such use. See “Compensation Discussion and Analysis — Other Compensation Practices and Policies” for a discussion of the calculation methodology of personal aircraft usage. The amounts in this column for the fiscal year 2016 are shown in the following table:

Name	Contribution to 401(k) plan ($)	Life Insurance Premiums ($)	Physical Examinations ($)	Personal Aircraft Usage ($)	Financial and Benefits Counseling($)
Timothy A. Leach	24,000	1,680	2,911	135,413	7,774
E. Joseph Wright	24,000	1,680	3,759	33,576	7,965
Jack F. Harper	18,000	1,680	3,879	29,467	—
C. William Giraud	18,000	1,680	2,876	22,728	8,030
J. Steve Guthrie	24,000	1,478	3,870	—	8,744
Darin G. Holderness	24,000	1,596	2,982	4,192	8,299

(3)	The amount reported in the “Salary” column for 2014 for Mr. Harper represents a proportionate share of his 2014 base salary of $525,000 received in connection with commencing employment on March 19, 2014 as the Company’s Executive Vice President.

(4)	Mr. Guthrie was not a Named Executive Officer in 2015 and 2014.

(5)	Mr. Holderness resigned as an officer of the Company on May 17, 2016, but 2016 amounts are reflective of all compensation he earned and/or received during the 2016 year.

Grants of Plan-Based Awards for 2016

The following table reports all grants of plan-based awards, including restricted stock and performance units, made during 2016 to the Company’s named executive officers under the 2015 Stock Incentive Plan.

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or	Grant Date Fair Value of Stock Awards(4)
		Threshold	Target	Maximum	Units(2)(3)
Timothy A. Leach	January 4, 2016 January 4, 2016	11,676 –	46,703 –	140,109 –	– 23,352	$5,361,971 $2,132,738
E. Joseph Wright	January 4, 2016 January 4, 2016	4,581 –	18,322 –	54,966 –	– 18,322	$2,103,549 $1,673,348
Jack F. Harper	January 4, 2016 January 4, 2016	4,042 –	16,167 –	48,501 –	– 16,167	$1,856,133 $1,476,532
C. William Giraud	January 4, 2016 January 4, 2016	3,503 –	14,011 –	42,033 –	– 14,011	$1,608,603 $1,279,625
J. Steve Guthrie	January 4, 2016 January 4, 2016	2,021 –	8,084 –	24,252 –	– 8,084	$928,124 $738,312
Darin G. Holderness	January 4, 2016 January 4, 2016	2,021 –	8,084 –	24,252 –	– 8,084	$928,124 $738,312

(1)	The amounts in these columns represent the threshold, target and maximum payouts for the performance unit awards granted to each named executive officer during the 2016 fiscal year. The number of shares shown in the “Threshold” column reflects the lowest possible payout (other than zero) of the number of performance units granted. If performance is below the threshold, no shares are paid. The number of shares shown in the “Target” column reflects a payout of 100% of the number of performance units granted. The number of shares shown in the “Maximum” column reflects the highest possible payout of 300% of the number of performance units granted. The actual payout of shares may be anywhere between 0% and 300% of the number of performance units granted depending on the Company’s performance at the end of the three-year performance period. See “Compensation Discussion and Analysis — 2016 Compensation Decisions” above for more discussion of the performance units.

(2)	The amounts in these columns represent the time-based restricted stock granted to the named executive officers on the noted date. No stock option awards were granted to the named executive officers during the 2016 fiscal year.

2017 PROXY STATEMENT	42

(3)	The shares of restricted stock granted on January 4, 2016, vest in four equal annual installments beginning one year from the date of grant.

(4)	The amounts in this column represent the grant date fair value of equity awards computed in accordance with FASB ASC Topic 718 (“Topic 718”), disregarding the estimate of forfeiture. The Company values its restricted stock awards based on the average of the high and low market-quoted sales price of the Company’s common stock on the grant date of the award. Generally, the grant date fair value is expensed in the Company’s financial statements over the vesting schedule of the restricted stock. In accordance with Topic 718, the value of performance units was determined on the grant date using the Monte Carlo simulation method and is consistent with the estimate of aggregate compensation costs that the Company would expense in its financial statements over the awards’ performance period, in accordance with Topic 718. Additional detail regarding the Company’s share-based awards is also included in Note 6 to Consolidated Financial Statements included in “Item 8. Financial Statements and Supplementary Data” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the equity awards that were held by the Company’s Named Executive Officers and outstanding as of December 31, 2016:

Stock Awards
Name	Number of Shares of Stock That Have Not Vested(1)	Market Value of Shares of Stock That Have Not Vested(2)	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights That Have Not Vested(3)	Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2)
Timothy A. Leach	9,262(4) – 23,352(7)	$1,228,141 – $3,096,475	– 69,460(9) 46,703(10)	– $9,210,396 $6,192,818
E. Joseph Wright	4,631(4) 8,222(5) 13,626(6) 18,322(7)	$614,074 $1,090,237 $1,806,808 $2,429,497	– – 18,167(9) 18,322(10)	– – $2,408,944 $2,429,497
Jack F. Harper	33,682(8) 12,023(6) 16,167(7)	$4,466,233 $1,594,250 $2,143,744	– 16,030(9) 16,167(10)	– $2,125,578 $2,143,744
C. William Giraud	3,087(4) 5,562(5) 10,419(6) 14,011(7)	$409,336 $737,521 $1,381,559 $1,857,859	– – 13,892(9) 14,011(10)	– – $1,842,079 $1,857,859
J. Steve Guthrie	926(4) 2,418(5) 5,010(6) 8,084(7)	$122,788 $320,627 $664,326 $1,071,938	– – 6,679(9) 8,084(10)	– – $885,635 $1,071,938
Darin G. Holderness(11)	2,778(4) 4,836(5) 8,016(6) 8,084(7)	$368,363 $641,254 $1,062,922 $1,071,938	– – 10,687(9) 8,084(10)	– – $1,417,096 $1,071,938

(1)	Vesting is accelerated upon termination of employment by reason of death or disability or upon the occurrence of certain events following a change of control of the Company as discussed below in “Potential Payments Upon a Termination or Change of Control.”

(2)	Based on the closing price of the Company’s common stock of $132.60 on December 30, 2016.

(3)	Vesting is accelerated upon the occurrence of certain events following a change of control of the Company as discussed below in “Potential Payments Upon a Termination or Change of Control.”

(4)	These shares of restricted stock vest on January 2, 2017.

(5)	These shares of restricted stock vest in one-half increments on January 2, 2017 and 2018.

(6)	These shares of restricted stock vest in one-third increments on January 2, 2017, 2018 and 2019.

(7)	These shares of restricted stock vest in one-quarter increments on January 4, 2017, 2018, 2019 and 2020.

(8)	These shares of restricted stock vest on March 19, 2017.

2017 PROXY STATEMENT	43

(9)	The number of units listed shows the target number of performance units outstanding. Each performance unit represents a contractual right to receive one share of common stock; provided that the actual number of shares that may be deliverable under an award will range from 0% to 300% of the number of performance units awarded, depending on an absolute annualized TSR and a relative TSR in comparison to an identified peer group during the 36-month performance period ending December 31, 2017.

(10)	The number of units listed shows the target number of performance units outstanding. Each performance unit represents a contractual right to receive one share of common stock; provided that the actual number of shares that may be deliverable under an award will range from 0% to 300% of the number of performance units awarded, depending on an absolute annualized TSR and a relative TSR in comparison to an identified peer group during the 36-month performance period ending December 31, 2018.

(11)	Pursuant to the Separation Agreement entered into with the Company on January 5, 2017, Mr. Holderness (i) forfeited his unvested shares of restricted stock and (ii) terminated and cancelled of all of his Performance Units granted in 2015 and 2016.

Stock Vested

The following table provides additional information about the value realized by the Company’s named executive officers on vesting of stock awards during the year ended December 31, 2016:

Name	Stock Awards
	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
Timothy A. Leach	114,736(2) 20,117	$15,334,466 $1,869,296
E. Joseph Wright	30,009(2) 18,059	$4,010,703 $1,676,810
Jack F. Harper	4,007	$371,790
C. William Giraud	20,300(2) 12,163	$2,713,095 $1,129,257
J. Steve Guthrie	8,826(2) 4,564	$1,179,595 $423,663
Darin G. Holderness	17,652(2) 10,690	$2,359,190 $992,584

(1)	Represents the number of vested restricted shares multiplied by the average of the high and low market-quoted sales price of the Company’s common stock on the vesting date. With respect to the performance units, represents the number of earned performance units multiplied by the average of the high and low market-quoted sales price of the Company’s common stock on December 30, 2016.

(2)	Represents the number of performance units for which the performance period ended on December 31, 2016, in respect of the performance unit awards granted in 2014, with the number of shares of stock earned with respect to such awards determined on the basis of the Company’s achievement of performance objectives for the performance period beginning January 1, 2014 and ending December 31, 2016. For this performance period, the Company’s absolute annualized TSR and a relative TSR resulted in a payout in common stock of 182.5% of the “Target” number of performance units awarded. The Compensation Committee certified the results on January 2, 2017.

Potential Payments Upon a Termination or Change of Control

The Company maintains employment agreements with each of its executive officers that provide for potential severance payments upon a termination of the executive’s employment under various circumstances, and the amount, timing and form of the potential payment of benefits under the employment agreements may vary depending on whether the termination occurs in connection with a change of control. The Company’s rationale for maintaining these agreements with the Company’s executive officers has been detailed within the “Compensation Discussion and Analysis” above. The executive officers’ employment agreements are all substantially similar, so the following discussion will apply to each of the executive officers unless specifically noted otherwise. The Company and Messrs. Leach and Wright entered into their current executive employment agreements on December 19, 2008, effective as of January 1, 2009. The Company and Mr. Giraud entered into his executive employment agreement on November 5, 2009. The Company and Mr. Guthrie entered into his executive employment agreement on January 25, 2011. The Company and Mr. Harper entered into his executive employment agreement on March 19, 2014.

The Company and Mr. Holderness entered into his most recent employment agreement on May 17, 2016 in connection with his transition to retirement. The Company also entered into a Separation Agreement with Mr. Holderness on January 5, 2017. Mr. Holderness’ agreements are described in greater detail below.

2017 PROXY STATEMENT	44

Employment Agreement Terms for Messrs. Leach, Wright, Harper, Giraud and Guthrie

An “involuntary termination” is defined in the employment agreements as a termination of an executive’s employment that is not a voluntary resignation by the executive, unless such resignation occurs on or before a date that is sixty days following the date the executive receives a notice that a change in duties has occurred; an involuntary termination also does not include termination for “cause” or any termination that results from the executive’s death or disability. A “change in duties” has two alternative definitions depending on whether or not the event happens within the two year period beginning on the date a change of control has occurred (the “change of control period”). A change in duties within a change of control period means (i) a material reduction in the nature or scope of an executive’s authorities or duties; (ii) a reduction in an executive’s base salary; (iii) a diminution in an executive’s eligibility to participate in bonus, stock option, incentive award and other compensation plans; (iv) a material diminution in an executive’s employee benefits and perquisites, or (v) a change in the location of an executive’s principal place of employment by more than ten miles. A change of duties prior to or following a change of control period will consist of a reduction in the rank of an executive’s title as an officer of the Company, a reduction in an executive’s base salary, or a material diminution in an executive’s employee benefits and perquisites from those substantially similar to those provided to similarly situated executives.

A termination for “cause” generally means that an executive (i) has engaged in gross negligence, gross incompetence or willful misconduct in the performance of his duties; (ii) has materially breached any material provision of his employment agreement, corporate policy or code of conduct established by the Company; (iii) has willfully engaged in conduct that is materially injurious to the Company; (iv) has committed an act of fraud, embezzlement or willful breach of a fiduciary duty to the Company; (v) has been convicted of a crime involving fraud, dishonesty or moral turpitude or any felony; (vi) has refused, without proper reason, to perform his duties; or (vii) has used Company securities owned or controlled by the executive as collateral for a securities margin account.

An executive will have incurred a “disability” if, as a result of an executive’s incapacity due to physical or mental illness, the executive has not been able to perform his full-time duties for a period of six consecutive months, and is unable to return to full-time employment within thirty days of receiving a notice of a termination.

A “change of control” is generally defined as: (i) a merger, consolidation, or the sale of all or substantially all of the Company’s assets if (a) the holders of the Company’s securities prior to the transaction no longer own 50% or more of the securities of the resulting company immediately following the transaction in essentially the same proportion that existed immediately prior to the transaction, or (b) the members of the Company’s Board of Directors immediately prior to the transaction do not also constitute a majority of the board of directors of the resulting entity immediately after the transaction; (ii) the dissolution or complete liquidation of the Company; (iii) the date any person or entity acquires ownership or control of more than 50% of the combined voting power of the Company’s outstanding securities; or (iv) the members of the Company’s Board of Directors as of November 19, 2010 (or January 25, 2011, in the case of Mr. Guthrie and March 19, 2014, in the case of Mr. Harper), and certain individuals who become directors after such date with the approval of certain members of the Company’s Board of Directors, cease to constitute a majority of the board.

Potential Severance Benefits for Messrs. Leach, Wright, Harper, Giraud and Guthrie

In the event that one of these executive’s employment is terminated due to his death or disability, the executive or his estate will receive a payment equal to his annual base salary, to be paid out in eighteen equal monthly installments (or twenty-four months in the case of Mr. Leach), as well as a lump sum payment thirty days after the termination that equals the pro-rated annual target bonus for the year in which the termination occurs.

If an involuntary termination occurs outside of a change of control period, the executive will continue to receive his base salary for eighteen months (or twenty-four months in the case of Mr. Leach) and the Company will reimburse him for up to twelve months for the amount by which the cost of his continued coverage under the Company’s group health plans exceeds the employee contribution amount that the Company charges its active executives for similar coverage.

An involuntary termination within the change of control period, however, will trigger a severance payment equal to two times the sum of his annual base salary and average annual bonus. The average annual bonus will typically be calculated using the bonus with respect to the previous two years. The severance payments will either be paid in a single payment on the fifth day following the executive’s termination of employment, subject to any delay required under Section 409A of the Code, or divided into eighteen monthly installments (or twenty-four monthly installments in the case of Mr. Leach), depending on the nature of the change of control. All of the executive’s stock options and restricted stock awards will vest in full, and the Company will reimburse the executive for up to eighteen months for the amount by which the cost of his continued coverage under the Company’s group health plans exceeds the employee contribution amount that the Company charges the Company’s active executives for similar coverage. If any of the severance payments described in this paragraph or the preceding paragraph are not made when due, the Company shall also pay interest on the amount payable from the date it should have been made until such time as the payment is actually made, interest to be the prime or base rate of interest announced by JPMorgan Chase Bank (or any successor thereto) at its principal New York office.

2017 PROXY STATEMENT	45

The employment agreements do not provide for tax “gross-up” payments. If the total amount of payments to be provided by the Company in connection with a change of control would cause any of the named executive officers to incur “golden parachute” excise tax liability, then the payments provided under the employment agreement will be reduced to the extent necessary to eliminate the application of the excise tax if that will leave him in a better after-tax position than if no such reduction had occurred; this generally means that the full payment would be reduced to $1.00 less than three times the executive’s base amount (as defined in Section 280G of the Code).

Restrictions and Conditions to Receiving Severance Benefits under the Employment Agreements for Messrs. Leach, Wright, Harper, Giraud and Guthrie

Each executive must execute and not revoke a general release agreement before receiving any severance or benefits pursuant to his employment agreement. The release shall discharge the Company and its affiliates, as well as officers, directors and employees of the Company and its affiliates, from any claims or judicial actions arising out of the executive’s employment or termination of employment. The release must generally be executed and irrevocable within fifty-five days of the executive’s termination of employment, or, if applicable, prior to the date on which any payment will be provided to the executive.

Section 409A of the Code can subject an executive to a 20% tax, in addition to normal income taxes, in the event that payments are not structured to be compliant with Section 409A of the Code and its regulations. If the executives are “specified employees” according to Section 409A of the Code at the time of their termination of employment, the payment of severance benefits may be delayed for a period of six months in order to remain in compliance with this Code section, despite the timing otherwise provided for in the employment agreements. This six month delay period will not be considered a “late” payment, however, for purposes of crediting late payments with interest as described above.

The named executive officers are also subject to non-compete and related restrictions. During the term of his employment agreement and for a period of one year following a termination of employment for any reason (the “non-compete period”), the executive may not hire, contract or solicit the Company’s employees for his own benefit or for the benefit of any other person or entity, nor may he encourage any Company employee to leave the Company’s employ for any reason. Within the geographical area or market where the Company is conducting (or within the twelve months prior to the executive’s termination of employment, has conducted) business, the executive may not participate in the ownership, management, operation of or have any financial interest in a business that is similar to the Company or that is a competitor of the Company, attempt to solicit or divert the Company’s customers or vendors, or call upon a prospective acquisition candidate on his own behalf or on behalf of another entity if the Company is also negotiating for that potential acquisition. However, in the event the executive resigns under circumstances that would not be considered an involuntary termination or either party provides written notice to the other that the term of the employment agreement will not automatically renew, then the post-employment restriction relating to the participation in the ownership, management, operation or financial interest in a competitive operation will only apply for a number of months (not in excess of twelve) selected by the Company and the Company must continue to pay the executive his base salary for the number of months, if any, selected by the Company.

Long-Term Incentive Plan

In addition to the restricted stock awards as noted within the executive employment agreements, certain restricted stock awards granted under the Company’s 2015 Stock Incentive Plan also provide for the accelerated vesting of such awards in various termination of employment and change of control scenarios. While the named executive officers are generally granted time-based restricted stock awards under the 2015 Stock Incentive Plan that have a vesting period of four years, the occurrence of a termination of employment by reason of death or disability or the occurrence of an involuntary termination within the two year-period after a change of control will result in the full vesting of the restricted stock. The definitions for change of control and involuntary termination in the 2015 Stock Incentive Plan restricted stock award agreements are substantially similar to the corresponding terms as found in the employment agreements. The performance unit award agreement pursuant to which the performance units were granted to the named executive officers provides that, if employment is terminated during the performance period due to death, disability or retirement at or after having attained age 65, the recipient is entitled to receive payment with respect to his or her performance units based on actual performance for the performance period (which payment will be pro-rated in the event of retirement). In the event of a change of control of the Company during the performance period, the TSR relative to the Company’s peer group and the Company’s absolute annualized TSR will be determined based on actual performance as if the performance period ended on the date of the change of control, and outstanding performance units will be settled immediately following such date.

2017 PROXY STATEMENT	46

The table below summarizes potential payments to each named executive officer other than Mr. Holderness, whose agreements are described below the table, assuming that one of the events described in the table below occurs. The table assumes that the event occurred on December 30, 2016, when the closing price of the Company’s common stock was $132.60. The values below are the Company’s best estimate of the severance payments and benefits the executives would receive upon a termination of employment or a change of control as of December 31, 2016, as a true value could not be determined with absolute certainty until an actual termination or change of control of the Company occurs. The Company has also assumed for purposes of these calculations that all payments were made in a timely manner and that no interest accrued on the original payment amount.

Name	Voluntary Termination(1)	Involuntary Termination Outside of a Change of Control Period(2)	Involuntary Termination Within of a Change of Control Period(3)	Change of Control; No Termination(4)	Termination Due to Death or Disability(5)
Timothy A. Leach
Salary	$1,000,000	$2,000,000	$2,000,000	–	$1,000,000
Bonus	–	–	$3,270,000	–	$1,250,000
Accelerated Equity	–	–	$43,567,453	$39,242,837	$43,567,453
Continued Medical	–	$23,267	$34,901	–	–
TOTAL(6)	$1,000,000	$2,023,267	$48,872,354	$39,242,837	$45,817,453
E. Joseph Wright
Salary	$575,000	$862,500	$1,150,000	–	$575,000
Bonus	–	–	$1,685,000	–	$575,000
Accelerated Equity	–	–	$17,722,786	$11,782,173	$17,722,786
Continued Medical	–	$23,267	$34,901	–	–
TOTAL(6)	$575,000	$885,767	$20,592,687	$11,782,173	$18,872,786
Jack F. Harper
Salary	$550,000	$825,000	$1,100,000	–	$550,000
Bonus	–	–	$1,484,000	–	$550,000
Accelerated Equity	–	–	$18,600,597	$10,396,370	$18,600,597
Continued Medical	–	$23,177	$34,766	–	–
TOTAL(6)	$550,000	$848,177	$21,219,363	$10,396,370	$19,700,597
C. William Giraud
Salary	$525,000	$787,500	$1,050,000	–	$525,000
Bonus	–	–	$1,335,000	–	$525,000
Accelerated Equity	–	–	$13,396,048	$9,009,773	$13,396,048
Continued Medical	–	$23,102	$34,653	–	–
TOTAL(6)	$525,000	$810,602	$15,815,701	$9,009,773	$14,446,048
J. Steve Guthrie
Salary	$440,000	$660,000	$880,000	–	$440,000
Bonus	–	–	$972,800	–	$352,000
Accelerated Equity	–	–	$6,846,536	$4,666,857	$6,846,536
Continued Medical	–	$23,030	$34,545	–	–
TOTAL(6)	$440,000	$683,030	$8,733,881	$4,666,857	$7,638,536

(1)	This column represents the amounts payable to the executive if he resigns under circumstances that would not be considered an involuntary termination or if either party to the employment agreement provides written notice to the other that the term of the employment agreement will not automatically renew. Under such circumstances, the employment agreements of Messrs. Leach, Wright, Harper, Giraud and Guthrie provide the Company with the option to choose the number of months in which to enforce certain post-employment non-compete provisions. The values disclosed in this column assume that the Company has chosen to enforce the non-compete provisions for the maximum allowable time period of twelve months, although these amounts would be lower in the event that the Company chooses a shorter period of time.

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(2)	The values in this column for “Salary” reflect the aggregate amount of continued monthly salary (as in effect on December 31, 2016) for Mr. Leach for a period of twenty-four months, and for Messrs. Wright, Harper, Giraud and Guthrie, a period of eighteen months. The values in this column for “Continued Medical” include twelve months of continued coverage for each eligible executive and his dependents.

(3)	The values in this column for “Salary” reflect two times the executive’s annual base salary as in effect on December 31, 2016. The values in this column for “Bonus” were calculated in accordance with the bonus provisions of each executive’s employment agreement described above. The values in this column for “Accelerated Equity” for each individual include the accelerated value of unvested restricted stock and performance unit awards held by each executive as of December 31, 2016, but do not include the performance unit awards with a performance period that ended on December 31, 2016. For the performance unit awards, the Company assumed a payout of 187.5% and 300% of the “Target” number of performance units awarded in 2016 and 2015, respectively. The amounts in this column for “Continued Medical” include eighteen months of continued coverage for each executive and his dependents.

(4)	This column represents what each executive would receive upon a change of control on December 31, 2016, without a termination of employment. The values in this column for “Accelerated Equity” for each individual include the accelerated value of performance unit awards held by each executive as of December 31, 2016, but do not include the performance unit awards with a performance period that ended on December 31, 2016. For the performance unit awards, the Company assumed a payout of 187.5% and 300% of the “Target” number of performance units awarded in 2016 and 2015, respectively.

(5)	The values in this column for “Salary” represent the executive’s annual salary (as in effect on December 31, 2016). The values in this column for “Bonus” include the executive’s full target bonus for the 2016 year, as a proration was unnecessary for a termination on December 31, 2016. The values in this column for “Accelerated Equity” include the accelerated value of unvested restricted stock and performance unit awards held by each executive as of December 31, 2016, but do not include the performance unit awards with a performance period that ended on December 31, 2016. For the performance unit awards, the Company assumed a payout of 187.5% and 300% of the “Target” number of performance units awarded in 2016 and 2015, respectively.

(6)	The total represents the maximum value of the payments and benefits that the executive would receive upon the occurrence of a change of control or the referenced termination of employment. However, if the total amount of payments and benefits to be provided to the executive would cause the executive to incur “golden parachute” excise tax liability, then any payments and benefits provided under the executive’s employment agreement may be reduced to the extent necessary to eliminate the application of the excise tax if that will leave the executive in a better after-tax position than if no such reduction had occurred. Accordingly, the total value of the payments and benefits that the executive would receive under such circumstances may be less than the total reflected in the table.

Agreements with Mr. Holderness

Notwithstanding the descriptions of the employment agreements above, on May 17, 2016 the Company entered into a new employment agreement with Mr. Holderness that was intended to govern his transition from an executive officer to a non-officer employee prior to retirement. In connection with his actual retirement the Company entered into a Separation Agreement with Mr. Holderness on January 5, 2017. The Separation Agreement set forth Mr. Holderness’ cooperation, non-disparagement, non-solicitation and confidentiality obligations, and set forth the severance amounts that Mr. Holderness was entitled to receive pursuant to his May 2016 employment agreement. Pursuant to the Separation Agreement, Mr. Holderness was entitled to receive (a) a lump sum payment of $475,000, (b) payment of $475,000 in connection with the Company’s enforcement of Mr. Holderness’ non-compete provisions for the maximum allowable time period of twelve months, (c) premiums for COBRA coverage for a period of twelve months and (d) Ayco financial planning benefits for the remainder of the 2017 year. Pursuant to the Separation Agreement, in connection with such termination of the employment relationship, Mr. Holderness acknowledged (i) forfeiture of his remaining unvested shares of restricted stock, and (ii) automatic termination and cancellation of all of his Performance Units granted in 2015 and 2016, all as noted in the compensation tables above. Mr. Holderness also executed a general release of liability and claims in the Company’s favor.

COMPENSATION PROGRAMS AND RISK CONSIDERATIONS

The Company does not believe that its policies and practices of compensating its employees give rise to risks that are reasonably likely to have a material adverse effect on the Company. In making this determination, the Company considered the following:

•	The Company’s compensation program for its executive officers provides a balanced mix of (i) cash and equity, (ii) annual and longer-term incentives and (iii) time-based and performance-based awards.
•	The Company’s long-term incentive component of the program, which is intended to be the largest component of each executive officer’s overall compensation package, is weighted towards long-term achievement, with vesting generally occurring over a four year period from the date of grant.
•	The Company’s annual cash incentive award program for its executive officers is ultimately subject to the negative discretion of the Compensation Committee, which considers the risks facing the Company and the market conditions at the time of the award.
•	The Board of Directors has established substantial stock ownership guidelines for the Company’s directors and executive officers, as well as all other officers of the Company.
•	All non-officer employees of the Company receive a significant equity award each year, which generally vest three years after the date of grant.
•	The Company sets proper ethical and moral expectations through its policies and procedures and provides various mechanisms for reporting issues.

2017 PROXY STATEMENT	48

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Merriman, Easter and Surma served as members of the Compensation Committee in 2016. During 2016, no member of the Compensation Committee served as an executive officer of the Company, and no such person had any relationship with the Company requiring disclosure herein. None of the Company’s executive officers currently serve, or in the past year have served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on the Company’s Board of Directors or Compensation Committee.

STOCKHOLDERS’ PROPOSALS

Any stockholder desiring to present a stockholder proposal at the Company’s 2018 Annual Meeting of Stockholders and to have the proposal included in the Company’s related proxy statement must send the proposal to the Company’s Corporate Secretary at One Concho Center, 600 West Illinois Avenue, Midland, Texas 79701, so that it is received no later than December 5, 2017. All such proposals should be in compliance with SEC rules and regulations. The Company will only include in its proxy materials those stockholder proposals that it receives before the deadline and that are proper for stockholder action.

In addition, in accordance with the Company’s bylaws, any stockholder entitled to vote at the Company’s 2018 Annual Meeting of Stockholders may propose business (other than proposals to be included in the Company’s proxy materials as discussed in the preceding paragraph) to be included on the agenda of, and properly presented for action at, the 2018 Annual Meeting of Stockholders only if written notice of such stockholder’s intent is given in accordance with the requirements of the Company’s bylaws and SEC rules and regulations. Such proposal must be submitted in writing and addressed to the attention of the Company’s Corporate Secretary at the address shown above, so that it is received between December 5, 2017, and January 4, 2018.

The Company’s Nominating & Governance Committee will consider all director candidates recommended by any stockholder on the same basis as candidates recommended by the Board of Directors and other sources. The procedures to be followed by stockholders in submitting such recommendations is described in the Company’s Amended and Restated Policies and Procedures Relating to Disclosures Required by Item 407 of Regulation S-K, which is available on the Company’s website at www.concho.com under “Investors – Corporate Governance – Committee Composition and Governance Documents.”

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held On May 17, 2017:

The Proxy Statement and 2016 Annual Report are available on the Internet at http://www.astproxyportal.com/ast/15517.

The following information applicable to the Annual Meeting may be found in the Proxy Statement and accompanying proxy card:

•	The date, time and location of the Annual Meeting;
•	A list of the matters intended to be acted on and the Company’s recommendations regarding those matters;
•	Any control/identification numbers that you need to access your proxy card; and
•	Information about attending the Annual Meeting and voting in person.

Stockholders who are beneficial owners, but not the record holders, who share a single address may receive only one copy of the Company’s Notice and Proxy Statement, the Company’s 2016 Annual Report to Stockholders and, as applicable, any additional proxy materials that are delivered, unless the broker, bank or other nominee delivering the materials has received contrary instructions from one or more of the stockholders. A copy of this Notice and Proxy Statement and the Company’s Annual Report to Stockholders will also be sent upon written or oral request to any stockholder of a shared address to which a single copy of this Notice and Proxy Statement or the Company’s Annual Report to Stockholders was delivered. Requests may be made by writing to Concho Resources Inc., One Concho Center, 600 West Illinois Avenue, Midland, Texas 79701, Attention: General Counsel or by calling 432-683-7443.

2017 PROXY STATEMENT	49

GENERAL INFORMATION

This Proxy Statement is being furnished to you in connection with the solicitation of proxies by the Board for use at the Annual Meeting. The Board has made the Proxy Statement and accompanying materials available to you over the Internet or, upon your request, has mailed or will mail you a printed version of these materials in connection with the Annual Meeting, which will take place on May 17, 2017. The Company mailed the Notice of Internet Availability of Proxy Materials (the “Notice”) to the Company’s stockholders on April 5, 2017, and the Company’s proxy materials were posted on the Web site referenced in the Notice on that same date.

The Board is providing these proxy materials to you in connection with the solicitation by the Board of proxies to be voted at the Annual Meeting. In addition to solicitation by mail, officers, directors and employees of the Company may solicit proxies personally or by telephone, facsimile or electronic means. These officers, directors and employees will not receive any compensation for these services, but may be reimbursed for their reasonable expenses in forwarding solicitation material. The Company’s transfer agent, American Stock Transfer & Trust Company, LLC (“AST”), and Broadridge Financial Solutions will assist the Company in the distribution of proxy materials and will provide voting and tabulation services for the Annual Meeting. In addition, the Company will reimburse brokers, custodians, nominees and fiduciaries for reasonable expenses incurred by them in forwarding proxy materials to stockholders of the Company. The costs of the solicitation, including the cost of the preparation, assembly, printing and mailing of this Notice and Proxy Statement, the proxy card, the Company’s 2016 Annual Report to Stockholders and any additional information furnished to stockholders, will be borne by the Company.

In accordance with the Delaware General Corporation Law, the Company will maintain at its corporate offices in Midland, Texas a list of the stockholders entitled to vote at the Annual Meeting. The list will be open to the examination of any stockholder, for purposes germane to the Annual Meeting, during ordinary business hours for ten days before the Annual Meeting. The same list will also be open to examination by stockholders at the Annual Meeting.

VOTING INFORMATION

Record Date and Who May Vote

Our Board selected the close of business on March 20, 2017 as the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting. This means that if you were a registered stockholder with the Company’s transfer agent and registrar, AST, on the record date, you may vote your shares on the matters to be considered at the Annual Meeting. If your shares were held in street name (for example, at your brokerage account) on that date, you should refer to the instructions provided by your bank, broker or other holder of record (the “record holder”) for further information. They are seeking your instructions on how you want your shares voted. Shares held in street name may be voted in person by you at the Annual Meeting only if you obtain a signed proxy from your record holder giving you the right to vote the shares. If you hold your shares in street name and wish to simply attend the Annual Meeting, please bring proof of ownership and proof of identification.

The Company’s common stock, par value $0.001 per share, is the only outstanding class of the Company’s securities that entitles holders to vote generally at meetings of the Company’s stockholders. Each share of common stock outstanding on the record date entitles the holder to one vote at the Annual Meeting.

On the record date, 148,170,944 shares of the Company’s common stock were outstanding. Each outstanding share of common stock entitles its holder to one vote on each matter to be acted on at the Annual Meeting.

How to Vote

Most stockholders can vote by proxy in three ways:

•	By Internet at http://www.astproxyportal.com/ast/15517;
•	By telephone; or
•	By mail.

If you are a stockholder of record, you can vote your shares by voting by Internet, by telephone, by mailing in your proxy or in person at the Annual Meeting. You may give the Company your proxy by following the instructions included in the Notice or, if you received or request to receive a printed version of these proxy materials, by completing, signing and returning the proxy card enclosed in the proxy materials. If you want to vote by mail but have not received a printed version of these proxy materials, you may request a full packet of proxy materials through the instructions in the Notice. If you vote using either telephone or the Internet, you will save the Company mailing expense.

By giving the Company your proxy, you will be directing the Company how to vote your shares at Annual Meeting. Even if you plan on attending the meeting, the Company urges you to vote now by giving the Company your proxy. This will ensure that

2017 PROXY STATEMENT	50

your vote is represented at the meeting. The giving of such a proxy will not affect your right to vote in person should you decide to attend the Annual Meeting. If you do attend the meeting, you can change your vote at that time, if you then desire to do so.

If you are the beneficial owner of shares held in street name (for example, your shares are held in your brokerage account), the methods by which you can access the proxy materials and give the voting instructions to the broker or nominee may vary. Accordingly, beneficial owners should follow the instructions provided by their brokers or nominees to vote by Internet, telephone or mail. If you want to vote by mail but have not received a printed version of these proxy materials, you may request a full packet of proxy materials as instructed by the Notice. If you want to vote your shares in person at the Annual Meeting, you must obtain a valid proxy from your broker or nominee. You should contact your broker or nominee or refer to the instructions provided by your broker or nominee for further information. Additionally, the availability of Internet or telephone voting depends on the voting process used by the broker or nominee that holds your shares.

You may receive more than one Notice or proxy statement and proxy card or voting instruction form if your shares are held through more than one account (e.g., through different brokers or nominees). Each proxy card or voting instruction form only covers those shares held in the applicable account. If you hold shares in more than one account, you will have to provide voting instructions as to all your accounts to vote all your shares.

Votes submitted by Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 16, 2017.

The Internet and telephone voting procedures are designed to authenticate stockholder identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. Stockholders voting by Internet or by phone should remember that the stockholder must bear costs associated with electronic access, such as usage charges from Internet access providers and telephone companies.

How to Change Your Vote or Revoke Your Proxy

You may revoke your proxy in writing at any time before it is exercised at the Annual Meeting by: (i) delivering to the General Counsel of the Company a written notice of the revocation; (ii) signing, dating and delivering to the General Counsel of the Company a proxy with a later date; (iii) timely submitting a proxy with new voting instructions using the Internet or telephone voting system; or (iv) attending the Annual Meeting and voting your shares in person. Your attendance at the Annual Meeting will not revoke your proxy unless you give written notice of revocation to the General Counsel of the Company before your proxy is exercised or unless you vote your shares in person at the Annual Meeting before your proxy is exercised.

Brokers are not permitted to vote your shares for non-discretionary matters, which include the election of directors, the advisory vote to approve executive compensation and the advisory vote on the frequency of the advisory vote on executive compensation, without your instructions as to how to vote. Please vote by Internet or by telephone or, if you requested a printed copy of the proxy materials, complete, sign and return your proxy card so that your vote can be counted.

Quorum

A quorum of stockholders is necessary to have a valid meeting of stockholders. At any meeting of the stockholders, the holders of a majority of the voting power of all of the shares of stock entitled to vote at the meeting, present in person or by proxy, shall constitute a quorum. If a quorum is not present, the chairman has the power to adjourn the Annual Meeting from time to time, without notice other than an announcement at the Annual Meeting, until a quorum is present. At any annual meeting reconvened following an adjournment at which a quorum is present, any business may be transacted that might have been transacted at the annual meeting as originally noticed.

Proposals to Be Voted On

The Company is asking you to vote on the following:

•	Proposal 1: the election of Timothy A. Leach, William H. Easter III and John P. Surma as Class I directors of the Company;
•	Proposal 2: the ratification of the selection of Grant Thornton LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2017;
•	Proposal 3: the approval, on a non-binding advisory basis, of the compensation of the Company’s named executive officers; and
•	Proposal 4: the approval, on a non-binding advisory basis, of the frequency of future advisory votes to approve named executive officer compensation.

2017 PROXY STATEMENT	51

Vote Required

For Proposal 1, the election of directors, you may vote “FOR”, “AGAINST” or “ABSTAIN” for each of the director nominees. Under the Company’s bylaws, director nominees are elected by a majority of all votes cast, subject to the Company’s director resignation policy contained in its Corporate Governance Guidelines. Abstentions and broker non-votes will have no effect on the election of directors. This means that the individuals nominated for election to the Board who more “FOR” votes than “AGAINST” votes (among votes properly cast in person or by proxy) will be elected.

For Proposal 2, the ratification of the selection of the Company’s independent registered public accounting firm, you may vote “FOR”, “AGAINST” or “ABSTAIN” from voting on the proposal. This proposal requires the affirmative vote of a majority of all votes cast in favor of the matter. Abstentions will have no effect on the proposal. Because the ratification of the appointment of the independent auditor is considered a “routine” matter, brokers are permitted to vote on this proposal if they have not received instructions from the beneficial owners, as discussed below.

For Proposal 3, the advisory vote to approve the compensation of the Company’s named executive officers, you may vote “FOR”, “AGAINST” or “ABSTAIN” from voting on the proposal. This proposal requires the affirmative vote of a majority of all votes cast in favor of the matter. Abstentions and broker non-votes will have no effect on the proposal.

For Proposal 4, the advisory vote on the frequency of the advisory vote on the compensation of the Company’s named executive officers, you may vote “ONE YEAR,” “TWO YEARS,” “THREE YEARS,” or “ABSTAIN” from voting on the proposal. The Board will consider the frequency choice receiving the plurality of the votes cast as the stockholders’ selection of the frequency of advisory votes on named executive officer compensation. Abstentions and broker non-votes will have no effect on this proposal.

How Votes are Counted

An automated system that the Company’s transfer agent administers will tabulate the votes.

Brokers who hold shares in street name for customers are required to vote shares in accordance with instructions received from the beneficial owners. The New York Stock Exchange’s (the “NYSE”) Rule 452 restricts when brokers who are record holders of shares may exercise discretionary authority to vote those shares. Brokers are permitted to vote on discretionary items if they have not received instructions from the beneficial owners, but they are not permitted to vote (a “broker non-vote”) on non-discretionary items absent instructions from the beneficial owner. With respect to the Annual Meeting, Rule 452 prohibits such brokers from exercising discretionary authority in the election of the Company’s directors, the advisory vote to approve the compensation of the Company’s named executive officers or the advisory vote on the frequency of the advisory vote on the compensation of the Company’s named executive officers, but such brokers may exercise discretionary authority with respect to the ratification of the selection of the Company’s independent registered public accounting firm.

Abstentions and broker non-votes will be included for purposes of determining whether a quorum is present at the Annual Meeting. Neither abstentions nor broker non-votes will have any effect on the outcome of voting on any of the proposals at the Annual Meeting.

A proxy that is properly completed and returned will be voted at the Annual Meeting in accordance with the instructions on the proxy. If you properly complete and return a proxy, but do not indicate any contrary voting instructions, your shares will be voted in accordance with the Board of Director’s recommendations, which are as follows:

•	FOR the election of the three persons named in this Proxy Statement as the Board of Directors’ nominees for election as Class I directors;
•	FOR the ratification of the selection of Grant Thornton LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2017;
•	FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed under “Compensation Discussion and Analysis” and the accompanying compensation tables and narrative discussion under “Compensation of Named Executive Officers” contained in this proxy statement; and
•	ONE YEAR on the advisory vote on the frequency of the advisory vote on the compensation of the Company’s named executive officers.

If any other business properly comes before the stockholders for a vote at the Annual Meeting, your shares will be voted at the discretion of the holders of the proxy. The Board of Directors knows of no matters, other than those previously stated herein, to be presented for consideration at the Annual Meeting.

*  *  *  *  *  *

2017 PROXY STATEMENT	52

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE URGED TO VOTE BY INTERNET, TELEPHONE OR MAIL AS DESCRIBED IN THE INSTRUCTIONS INCLUDED ON YOUR NOTICE OF INTERNET AVAILABILITY OR, IF YOU RECEIVED A PAPER COPY OF THE PROXY MATERIALS, BY COMPLETING, SIGNING, DATING AND RETURNING THE PROXY CARD OR VOTING FORM IN THE ENCLOSED ENVELOPE OR BY FOLLOWING THE INSTRUCTIONS OUTLINED ON THE CARD TO SUBMIT YOUR PROXY BY TELEPHONE OR INTERNET.

2017 PROXY STATEMENT	53

2017 ANNUAL MEETING OF STOCKHOLDERS OF

CONCHO RESOURCES INC.

May 17, 2017

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting. MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.	COMPANY NUMBER
IN PERSON - You may vote your shares in person by attending the Annual Meeting.	ACCOUNT NUMBER

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS: The Annual Report, Notice of Meeting and Proxy Statement are available at http://www.astproxyportal.com/ast/15517

i  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.  i

∎

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL DIRECTOR NOMINEES;

“FOR” PROPOSALS 2 AND 3; AND “ONE YEAR” FOR PROPOSAL 4.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. Election of Directors:
	FOR	AGAINST	ABSTAIN
Timothy A. Leach	☐	☐	☐
William H. Easter III	☐	☐	☐
John P. Surma	☐	☐	☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

			FOR	AGAINST	ABSTAIN
2.	To ratify the selection of Grant Thornton LLP as independent registered public accounting firm of the Company for the fiscal year ending December 31, 2017.		☐	☐	☐

3.	Advisory vote to approve named executive officer compensaton (“say-on-pay”).		☐	☐	☐

		ONE	TWO	THREE
		YEAR	YEARS	YEARS	ABSTAIN
4.	Advisory vote on the frequency of the advisory vote on the compensation of the Company’s named executive officers.	☐	☐	☐	☐

5.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

This proxy is solicited on behalf of the Board of Directors of the Company. This proxy, when properly executed, will be voted in accordance with the instructions given above. If no instructions are given, this proxy will be voted “FOR” the election of all director nominees; “FOR” proposals 2 and 3; and “ONE YEAR” for proposal 4.

Signature of Stockholder
	Date:	Signature of Stockholder	Date:

Note: ∎

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

∎

∎

CONCHO RESOURCES INC.

2017 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 17, 2017

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints C. William Giraud, Jack F. Harper and E. Joseph Wright as proxies, each with full power of substitution, to represent and vote, as designated on the reverse side, all of the shares of Common Stock of Concho Resources Inc. held of record by the undersigned on March 20, 2017, at the 2017 Annual Meeting of Stockholders to be held at 10:00 a.m. Central Time at the Petroleum Club of Midland, 501 West Wall Street, Midland, Texas 79701, on May 17, 2017, or any adjournment or postponement thereof.

(Continued and to be signed on the reverse side)

∎	1.1	14475	∎

2017 ANNUAL MEETING OF STOCKHOLDERS OF

CONCHO RESOURCES INC.

May 17, 2017

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:

The Annual Report, Notice of Meeting and Proxy Statement

are available at http://www.astproxyportal.com/ast/15517

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i  Please detach along perforated line and mail in the envelope provided.  i

∎

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL DIRECTOR NOMINEES;

“FOR” PROPOSALS 2 AND 3; AND “ONE YEAR” FOR PROPOSAL 4.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. Election of Directors:
	FOR	AGAINST	ABSTAIN
Timothy A. Leach	☐	☐	☐
William H. Easter III	☐	☐	☐
John P. Surma	☐	☐	☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

			FOR	AGAINST	ABSTAIN
2.	To ratify the selection of Grant Thornton LLP as independent registered public accounting firm of the Company for the fiscal year ending December 31, 2017.		☐	☐	☐

3.	Advisory vote to approve named executive officer compensaton (“say-on-pay”).		☐	☐	☐

		ONE	TWO	THREE
		YEAR	YEARS	YEARS	ABSTAIN
4.	Advisory vote on the frequency of the advisory vote on the compensation of the Company’s named executive officers.	☐	☐	☐	☐

5.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

This proxy is solicited on behalf of the Board of Directors of the Company. This proxy, when properly executed, will be voted in accordance with the instructions given above. If no instructions are given, this proxy will be voted “FOR” the election of all director nominees; “FOR” proposals 2 and 3; and “ONE YEAR” for proposal 4.

Signature of Stockholder
	Date:	Signature of Stockholder	Date:

Note: ∎

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

∎